Exhibit 4.3

EXECUTION VERSION

DATED 20 MAY 2013 BETWEEN MU FINANCE PLC AS BORROWER AND BANK OF AMERICA, N.A. AS LENDER TERM FACILITY AGREEMENT

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THIS AGREEMENT is dated 20 May 2013 and made between:

(1)                                 RED FOOTBALL LIMITED (registration number 5370076) (the “Company”);

(2)                                 MU FINANCE PLC (registration number 07088267) as the borrower (the “Borrower”);

(3)                                 THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties), including without limitation MANCHESTER UNITED LIMITED (registration number 02570509) (“MUL”) and MANCHESTER UNITED FOOTBALL CLUB LIMITED (registration number 95489) (“MUFC”), as original guarantors (together with the Company, the “Original Guarantors”);

(4)                                 BANK OF AMERICA, N.A. as lender (the “Original Lender”); and

(5)                                 BANK OF AMERICA, N.A. as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Acceptable Bank” means:

(a)                                 a bank or financial institution which has a rating for its unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                                 any other bank or financial institution approved by the Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accounting Reference Date” means 30 June.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 33 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Alternative Market Disruption Event” has the meaning given to that term in Clause 18.1 (Market disruption).

“Annual Financial Statements” has the meaning ascribed to such term in Clause 27 (Information Undertakings).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form (including electronic documentation generated by MarkitClear or another electronic platform) agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 6 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of (a) the date falling 90 days thereafter and (b) the Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Commitment.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Restricted Group.

“Base Currency” means dollars.

“Borrowings” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)                                 the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 27.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.

“Capital Expenditure” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Cash” means cash in hand and credit balances or amounts on deposit in an account in the name of a member of the Restricted Group with an Acceptable Bank which are freely transferable and freely convertible and accessible by a member of the Restricted Group within 30 days so long as repayment of that cash is not contingent on the prior discharge of any other indebtedness of any person or on the satisfaction of any other condition (other than the making of a withdrawal request by a member of the Restricted Group where that member of the Restricted Group is freely able to make such a request at its discretion and without any restriction) and that cash is not subject to any Security (other than Transaction Security) and, for the avoidance of doubt, excluding any amount standing to the credit of any Mandatory Prepayment Account.

“Cash Equivalent Investments” means at any time:

(a)                                 certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)                                 any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)                                     matures within one year after the relevant date of calculation; and

(ii)                                  is not convertible or exchangeable to any other security,

provided that the relevant issuer or guarantor is rated at least A-1 by Standard & Poor’s Rating Services, F-1 by Fitch Ratings Ltd or P-1 by Moody’s Investor Services Limited;

(c)                                  open market commercial paper not convertible or exchangeable to any other security:

(i)                                     for which a recognised trading market exists;

(ii)                                  issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)                               which matures within one year after the relevant date of calculation; and

(iv)                              which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its unsecured and non credit enhanced debt obligations, an equivalent rating;

(d)                                 sterling bills of exchange issued eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialised equivalent);

(e)                                  investments accessible within 30 days in money market funds which:

(i)                                     have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited; and

(ii)                                  invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or

(f)                                   any other debt security approved by the Majority Lenders,

in each case, to which any member of the Restricted Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Restricted Group or subject to any Security (other than the Transaction Security Documents).

“Cashflow” has the meaning given to such term in Clause 28.1 (Financial definitions)

“Certain Funds Default” means a Default arising under or in connection with one of the following Clauses:

(a)                                 Clause 30.1(Non-payment);

(b)                                 Clause 30.3 (Other obligations) as it relates to:

(i)                                     Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) of Schedule 17 (Restrictive Covenants); and

(ii)                                  Clause 4 (Liens) of Schedule 17 (Restrictive Covenants).

(c)                                  Clause 30.4 (Misrepresentation) as it relates to Clause 26.1 (Status), Clause 26.2 (Binding obligations), Clause 26.3 Non-conflict with other obligations), Clause 26.4 (Power and authority), and Clause 26.7 (Governing law and enforcement);

(d)                                 Clause 30.6 (Insolvency);

(e)                                  Clause 30.7 (Insolvency proceedings);

(f)                                   Clause 30.8 (Creditors’ process);

(g)                                  Clause 30.9 (Unlawfulness and invalidity); and

(h)                                 Clause 30.11 (Repudiation).

“Champions League” means the UEFA Champions League and any successor or replacement competition.

“Champions League Adjustment Spreadsheet” means the spreadsheet delivered pursuant to paragraph 7(h) of Part I of Schedule 2 (Conditions Precedent).

“Champions League Non Qualification Event” means the failure by the first team of Manchester United Football Club to qualify (in any season) for the first round group stages (or its equivalent from time to time) of the Champions League.

“Change of Control” means (a) a “Note Change of Control” as defined in Schedule 17 (Restrictive Covenants); or (b) where the Original Investor ceases to have the power to control more than one-half of the maximum number of votes that might be cast at a general meeting of the Company or appoint or remove a majority of directors of the Company or give directions with respect to operating and financial policies of the Company; or (c) where the Original Investor ceases to be, directly or indirectly, the legal and beneficial owner of more than 30 per cent. of each class of issued share capital and of shareholder loans to the Company provided that Red Football Shareholder Limited and/or its Affiliates remain the largest owner of shares and shareholder loans in the Company at all times.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the Agent gives the Company and the Lenders the notification required under Clause 4.1 (Initial conditions precedent).

“Code” means the United States Internal Revenue Code of 1986 as amended.

“Commitment” means:

(a)                                 in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents from either:

(a)                                 any member of the Group or any of their advisers; or

(b)                                 another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of their advisers,

(c)                                  in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                     is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidentiality); or

(ii)                                  is identified in writing at the time of delivery as non-confidential by any member of the Group or any of their advisers; or

(iii)                               is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or their advisers and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA at the relevant time or in any other form agreed between the Company and the Agent.

“Consolidated EBITDA” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Consolidated Net Finance Charges” has the meaning given to such term in Clause 28.1 (Financial definitions).

“CTA” means the Corporation Tax Act 2009.

“Current Assets” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Current Liabilities” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Debt Service” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that any such event which is subject to a qualification as to materiality or requires a determination to be made shall not constitute a Default unless such qualification is satisfied or such determination is made, as the case may be.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of Sanctions.

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Subsidiary” means a member of the Restricted Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets which (excluding loans made to other members of the Restricted Group) in aggregate have a value of £2,500,000 or more or its equivalent in other currencies or, in the case of loans made to other members of the Restricted Group, which in aggregate have a value of £2,500,000 or more or its equivalent in other currencies.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)                                 air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)                                 water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                  land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)                                 the pollution or protection of the Environment;

(b)                                 the conditions of the workplace; or

(c)                                  the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Restricted Group conducted on or from the properties owned or used by any member of the Restricted Group.

“Event of Default” means any event or circumstance specified as such in Clause 30 (Events of Default).

“Exceptional Items” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Excess Cashflow” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Excluded Subsidiary” means an Excluded Subsidiary as defined in Schedule 17 (Restrictive Covenants) provided that such Subsidiary has been designated by the Company by written notice to the Agent as an Excluded Subsidiary.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)                                 any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Company and/or the Original Lender and the Company setting out any of the fees referred to in Clause 19 (Fees).

“Finance Document” means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, the Intercreditor Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Lease” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Finance Party” means the Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of, and without double counting:

(a)                                 monies borrowed or raised (other than Subordinated Shareholder Funding provided by the Original Investors);

(b)                                 any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                   any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, together with the effect of any applicable netting arrangement);

(g)                                  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)                                 any amount raised by the issue of shares in the Company or any other member of the Restricted Group which is not held by another member of the Restricted Group which by their terms are redeemable (mandatorily or at the holder’s option);

(i)                                     any amount of any liability under an advance or deferred purchase agreement in respect of a fixed asset if such agreement was demonstrably entered into primarily as a method of raising finance;

(j)                                    any amount raised under any other transaction (including any forward sale or purchase agreement but not in relation to deferred payments for players) having the commercial effect of a borrowing; and

(k)                                 the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition.

“Financial Quarter” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Fixed Charge Coverage Ratio” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Funds Flow Statement” means a funds flow statement in agreed form.

“GAAP” means generally accepted accounting principles applicable in the United Kingdom, as in effect on the date of any calculation or determination required hereunder.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for its Financial Year ended 30 June 2012 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.  At any time after the date of the Facility Agreement, the Company may elect to apply IFRS for all purposes of this Schedule, in lieu of GAAP, and, upon any such election, references herein to GAAP will be thereafter be construed to mean IFRS, as in effect as of the date of such election; provided that (i) any such election once made will be irrevocable, (ii) in addition to (and without prejudice to) any other reporting requirements in the Finance Documents, all financial statements and reports required to be provided, after such election, pursuant to the Finance Documents will be prepared on the basis of IFRS, as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the Company will restate its financial statements on the basis of IFRS, for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS) and (iii) after such election, all ratios, computations and other determinations based on GAAP contained in this Schedule will be computed in conformity with IFRS.  For the avoidance of doubt, the making of an election referred to in this definition will not be treated as resulting in an incurrence of Indebtedness.

“Group” means the Company and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart showing the Group in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 33 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)                                 it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 the Agent otherwise rescinds or repudiates a Finance Document; or

(c)                                  an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)                                              its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)                                 the Agent is disputing in good faith whether it is contractually obliged to make the payment in question and the Agent has notified the Company and the Lenders that this is the case.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                 is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                 becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                  makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                 institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                  has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)                                     results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                                  is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                   has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)                                  has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)                                 seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)                                     has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)                                    causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)                                 takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)                                 any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, inventions, knowhow and other intellectual property rights and interests (which may on or after the date of this Agreement subsist), whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of each member of the Restricted Group (which may on or after the date of this Agreement subsist).

“Intercreditor Agreement” means the intercreditor agreement dated 29 January 2010 and made between, among others, the Company, the Debtors (as defined in the Intercreditor Agreement), J.P. Morgan Europe Limited (as Security Trustee), J.P. Morgan Europe Limited (as RCF Agent), the Lenders (as RCF Lenders), the Arrangers (as defined in the Intercreditor Agreement), the Ancillary Lenders (as defined in the Intercreditor Agreement), the Hedge Counterparties (as defined in the

Intercreditor Agreement) and the Intra-Group Lenders (as defined in the Intercreditor Agreement).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 17 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 16.3 (Default interest).

“ITA” means the Income Tax Act 2007.

“Lease” means any present or future lease, underlease, sub-lease, licence, tenancy or right to occupy all or any part of the Real Property and any agreement for the grant of any of the foregoing.

“Legal Opinion” means any legal opinion delivered under the RCF Facilities Agreement or to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 33 (Changes to the Obligors).

“Legal Reservations” means:

(a)                                 the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                 the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)                                  similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)                                 any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)                                 any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 31 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan, the applicable Screen Rate as of the Specified Time on the Quotation Day for the currency of that Loan and a period comparable to the Interest Period of that Loan.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Major Event of Default” means:

(a)                                 an Event of Default set out in Clause 30.1 (Non-payment);

(b)                                 an Event of Default set out in Clause 30.2 (Breach of certain obligations);

(c)                                  an Event of Default set out in Clause 30.3 (Other obligations), only with regards to a failure to deliver financial statements under Clause 27.1 (Financial Statements) or a failure to deliver a Compliance Certificate under paragraph (a) of Clause 27.2 (Provision and contents of Compliance Certificate), in each case in compliance with Clause 27.2 (Provision and contents of Compliance Certificate) (in the case of non-compliance with paragraph (b), excluding any non-compliance resulting from minor or typographical errors contained in a Compliance Certificate);

(d)                                 an Event of Default set out in Clause 30.6 (Insolvency);

(e)                                  an Event of Default set out in Clause 30.7 (Insolvency proceedings) that has not been remedied or waived within 10 days of becoming an Event of Default;

(f)                                   an Event of Default set out in Clause 30.8 (Creditors’ process) that has not been remedied or waived within 10 days of becoming an Event of Default;

(g)                                  an Event of Default set out in Clause 30.9 (Unlawfulness and invalidity) that has not been remedied or waived within 30 days of becoming an Event of Default;

(h)                                 an Event of Default set out in Clause 30.10 (Intercreditor Agreement); and

(i)                                     an Event of Default set out in Clause 30.11 (Repudiation).

“Majority Lenders” means:

(a)                                 (for the purposes of paragraph (a) of Clause 43.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments; and

(b)                                 (in any other case), a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Prepayment Account” means an interest-bearing account:

(a)                                 held in England by the Borrower with the Agent;

(b)                                 identified in a letter between the Company and the Agent as a Mandatory Prepayment Account;

(c)                                  subject to Security in favour of the Agent which Security is in form and substance satisfactory to the Agent; and

(d)                                 from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

as the same may be redesignated, substituted or replaced from time to time.

“Margin” means, in relation to any Loan, the following percentages per annum, based upon the Total Net Leverage Ratio as set forth below in the column opposite that range:

Level	Total Net Leverage Ratio	% per annum

1	Greater than 4.00:1	2.75%

2	Greater than 3.50:1 but less than or equal to 4.00:1	2.50%

3	Greater than 3.00:1 but less than or equal to 3.50:1	2.25%

4	Greater than 2.50:1 but less than or equal to 3.00:1	2.00%

5	Greater than 2.00:1 but less than or equal to 2.50:1	1.75%

6	Less than or equal to 2.00:1	1.50%

However:

(i)                                     any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the date of delivery to the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 27.2 (Provision and contents of Compliance Certificate);

(ii)                                  if, following receipt by the Agent of the annual audited financial statements of the Restricted Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 16.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Total Net Leverage Ratio calculated using the figures in the Compliance Certificate;

(iii)                               while an Event of Default is continuing, the Margin shall be determined at Level 1; and

(iv)                              for the purpose of determining the Margin, the Total Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 28.1 (Financial definitions).

Notwithstanding anything to the contrary contained in this definition, the determination of the Margin for the period from the Closing Date through and including the first Business Day immediately following the date a Compliance Certificate is delivered to the Agent for the Relevant Period ending 31 March 2013 shall be Level 3.

“Material Adverse Effect” means an event or circumstance:

(a)                                 which has or is reasonably likely to have a material adverse effect on the business, assets of the Restricted Group (taken as a whole) or financial condition of the Restricted Group (taken as a whole); or

(b)                                 which has or is reasonably likely to have a material adverse effect on the ability of the Restricted Group (taken as a whole) to perform its payment or financial covenant obligations under the Finance Documents; or

(c)                                  affecting the validity or enforceability of any of the Finance Documents in a manner which is reasonably likely to materially adversely affect the interests of the Finance Parties.

“Material Company” means, at any time:

(a)                                 the Company;

(b)                                 each Obligor; and

(c)                                  any member of the Restricted Group which:

(i)                                     has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) representing 5 per cent. or more of Consolidated EBITDA; or

(ii)                                  has gross assets or turnover (excluding intra-Restricted Group items) representing 5 per cent, or more of the gross assets or turnover of the Restricted Group,

in each case calculated on a consolidated basis.

Compliance with the conditions set out in sub-paragraphs (c)(i) and (ii) shall be determined by reference to the latest audited financial statements to be delivered pursuant to paragraph (a) of Clause 27.1 (Financial Statements).

However if a Subsidiary or business has been acquired since the date as at which the latest audited consolidated financial statements of the Company were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary or business (that adjustment being certified by a director of the Company as representing an accurate reflection of the revised Consolidated EBITDA, gross assets or turnover of the Restricted Group).

A report by the Auditors of the Company that a Restricted Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Contract” means:

(a)                                 the sponsorship agreement dated 3 November 2000, with effect on 1 August 2002, and entered into between MUL (named Manchester United PLC at the time of signing of the contract), MUFC (named The Manchester United Football Club PLC at the time of signing of the contract), MU099 Limited (named Manchester United Merchandising Limited at the time of signing of the contract), Nike European Operations Netherlands B.V. and Manchester United Merchandising Limited (a wholly owned subsidiary of Nike named Swang Co. 3 Limited at the time of signing of the contract); and

(b)                                 the sponsorship agreement relating to shirts dated 26 July 2012 and entered into between MUFCL and General Motors Holdings LLC;

or, in each case, any replacement or successor contract.

“Material Disposal” means any disposal in respect of which the disposal proceeds exceed £5,000,000 (or equivalent).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MUL Group” means MUL and its wholly-owned Subsidiaries from time to time.

“MU 099 Limited” means MU 099 Limited, a company incorporated in England and Wales (registration number 2946652).

“Note Documents” means the Senior Note Documents (as such term is defined in the Intercreditor Agreement).

“Note Indenture” means that certain indenture, dated as of January 29, 2010, among the Borrower, as Issuer, the guarantors party thereto, The Bank of New York Mellon (acting through its London Branch) as Trustee and Principal Paying Agent, The Bank of New York Mellon as U.S. Paying Agent, U.S. Registrar and Transfer Agent, The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg Registrar, Paying Agent and Transfer Agent and J.P. Morgan Europe Limited, as Security Agent.

“Notes” means the Senior Notes (as such term is defined in the Intercreditor Agreement).

“Obligor” means the Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Financial Statements” means:

(a)                                 in relation to the Company, its consolidated audited financial statements for its Financial Year ended 30 June 2012;

(b)                                 in relation to MUL, its consolidated audited financial statements for its Financial Year ended 30 June 2012;

(c)                                  in relation to MUFC, its audited financial statements for its Financial Year ended 30 June 2012; and

(d)                                 in relation to any other Obligor, its audited financial statements (if any) delivered to the Agent as required by Clause 33 (Changes to the Obligors).

“Original Obligor” means the Borrower or an Original Guarantor.

“Original Investors” means all or any of the following persons (with such proportionate interests all taken together, as they may determine):

(a)                                 Red Football Limited Partnership;

(b)                                 Malcolm I Glazer and any of his children or his spouse or widow (whether or not such widow has remarried);

(c)                                  any of the children and remoter issue and the spouses, widowers and widows (whether or not such widowers and widows have remarried) of such children and remoter issue of any of the persons referred to in (b) above; and

(d)                                 any trust, corporation, partnership, limited liability company or other collective entity which is 100% controlled by or of which all the beneficiaries are, any or all of the persons referred to above whether the control is exercised or the economic interest is held directly or indirectly through any number of additional trusts, corporations, partnerships, limited liability companies or other collective entities or any combination thereof.

“Party” means a party to this Agreement.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Change of Borrower” means an arrangement approved by the Lenders (such approval not to be unreasonably withheld or delayed) and permitted as “Pari Passu Debt” by the Intercreditor Agreement whereby the Loan is transferred to a Holding Company of the Company (such entity, the “New Borrower”) whereby the New Borrower shall become the Borrower under the Facility, provided that following such permitted reorganisation the Indebtedness under the Facility shall continue to be secured by a Lien and have the benefit of Guarantees on the same basis as the Obligors’ other senior secured creditors.

“Permitted Refinancing Indebtedness” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Permitted Reorganisation” means:

(a)                                 an amalgamation, merger, demerger or other reorganisation on a solvent basis of a member of the Restricted Group where:

(i)                                     all of the assets of that member remain within the Restricted Group and the value or percentage of any minority interest in any member of the Restricted Group held by any person which is not a member of the Restricted Group is not increased; and

(ii)                                  if its assets or the shares in it were subject to security in favour of the Lenders immediately prior to such reorganisation, the Company certifies that the Lenders will enjoy the same or substantially equivalent guarantees from it (or its successor) and the same or substantially equivalent security over the same assets (except the shares in the entity that is not the successor entity, provided that the shares in the successor entity are subject to equivalent security) and over the shares in it (or in each case its successor) after such reorganisation; or

(b)                                 any other reorganisation of one or more members of the Restricted Group approved by the Agent acting on the instructions of the Majority Lenders,

not in breach of any law and provided that the surviving entity is incorporated in England.

“Premier League” means The Football Association Premier League (and any successors) or any replacement league.

“Qualifying Lender” has the meaning given to that term in Clause 20 (Tax gross-up and indemnities).

“Quarter Date” means the last day of a Financial Quarter.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                 (if the currency is sterling) the first day of that period; or

(b)                                 (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“RCF Facilities” has the meaning given to it in the Intercreditor Agreement.

“RCF Facilities Agreement” has the meaning given to it in the Intercreditor Agreement.

“Real Property” means:

(a)                                 any freehold, leasehold or immovable property, (including the freehold and leasehold property in England and Wales specified in the Transaction Security Documents); and

(b)                                 any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Redemption Notes” means the Notes to be redeemed out of the proceeds of this Facility, as such Notes are more particularly described in the Officers’ Certificate (as defined in the Note Indenture) and the notice of redemption related thereto.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Equity” means new equity or Subordinated Shareholder Funding invested into the Restricted Group by the Investors or their Affiliates and applied within one Business Day of the date of such investment (provided that the Company shall use its reasonable endeavours to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of the Notes, any Replacement Debt or other Term Debt).

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)                                 its jurisdiction of incorporation;

(b)                                 any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)                                  any jurisdiction where it conducts its business; and

(d)                                 the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Repayment Date” means 30 June 2014 and each anniversary of that date.

“Repeating Representations” means each of the representations set out in Clauses 26.1 (Status) to Clause 26.4 (Power and authority), Clause 26.7 (Governing law and enforcement), Clause 26.12 (No misleading information), paragraph (c) of Clause 26.13 (Financial statements), Clause 26.19 (Ranking), 26.23 (Shares), Clause 26.29 (Centre of main interests and establishments), and 26.32 (OFAC).

“Replacement Debt” means Permitted Refinancing Indebtedness where the proceeds are applied within 1 Business Day of incurrence of such Permitted Refinancing Indebtedness (provided that the Company shall use its reasonable endeavours to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of (a) the Notes or any Term Debt; or (b) any Permitted Refinancing Indebtedness.

“Representative” means, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such person and of such person’s Affiliates.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Restricted Group” means the Company and the Restricted Subsidiaries.

“Restricted Subsidiary” means a Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Screen Rate” means, for any Interest Period, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Agent from time to time) at the Specified Time for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at the Specified Time.

“Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Trustee” has the meaning given to it in the Intercreditor Agreement.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 17 (Interest Periods).

“Senior Management” means the group managing director, the chief operating officer, the chief financial officer or the executive vice chairman of the Restricted Group (or any person holding an equivalent management position) from time to time.

“Specified Time” means approximately 11:00 a.m., London time, on the Quotation Day prior to the commencement of any utilisation or Interest Period (as applicable) of a Loan.

“Stadium” means the football stadium at Old Trafford Stadium, Sir Matt Busby Way, Manchester M16 0RA, England owned by MUL.

“Subordinated Shareholder Funding” has the meaning ascribed to such term in Schedule 17 (Restrictive Covenants).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Debt” means, on any date, Financial Indebtedness with a scheduled maturity date 12 Months or more from the date on which such Financial Indebtedness was incurred (and for the avoidance of doubt excludes the Facility and the RCF Facilities).

“Termination Date” means, in relation to the Facility, the date that is the fifth anniversary of the last day of the Availability Period.

“Total Commitments” means the aggregate of the Commitments, being $315,700,000 at the date of this Agreement.

“Total Net Leverage Ratio” has the meaning given to such term in Clause 28.1 (Financial definitions).

“Transaction Documents” means the Finance Documents, the Note Documents, each Hedging Agreement (as defined in the Intercreditor Agreement) and each other Debt Document (as defined in the Intercreditor Agreement).

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.

“Transaction Security Documents” has the meaning given to it in the Intercreditor Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)                                 the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)                                 the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiaries” has the meaning given to such term in Schedule 17 (Restrictive Covenants).

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests and Notices).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Working Capital” has the meaning given to such term in Clause 28.1 (Financial definitions).

1.2                               Construction

(a)                                 Unless a contrary indication appears a reference in this Agreement to:

(i)                                     the “Agent”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Trustee” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;

(ii)                                  a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)                               “assets” includes present and future properties, revenues and rights of every description;

(iv)                              a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)                                 “guarantee” means (other than in Clause 25 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)                              “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)                           a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, consortium or partnership (whether or not having separate legal personality);

(viii)                        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)                              a provision of law is a reference to that provision as amended or re-enacted; and

(x)                                 a time of day is a reference to London time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default and an Event of Default (other than a Major Event of Default) is “continuing” if it has not been remedied or waived.

(e)                                  A Major Event of Default is “continuing” if it has not been waived.

(f)                                   This Clause 1.2 (Construction) shall not apply to the provisions of Schedule 17 (Restrictive Covenants).

1.3                               Currency Symbols and Definitions

“£” and “sterling” denotes lawful currency of the United Kingdom and “$” and “dollars” denote lawful currency of the United States of America.

1.4                               Third party rights

(a)                                 Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)                                 Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2                               Finance Parties’ rights and obligations

(a)                                 The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3                               Obligors’ Agent

(a)                                 Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                    the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)                                 each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)                                 Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.                                      PURPOSE

3.1                               Purpose

The Borrower shall apply all amounts borrowed by it under the Facility in or towards redemption of the Redemption Notes (by way of advance to MUL and then by way of MUL repaying existing intercompany loans to the Borrower in accordance with the Funds Flow Statement) plus the payment of all accrued interest in respect of the Redemption Notes and the amount of all fees, commissions and expenses, including premiums incurred in connection therewith.

3.2                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably).  The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent) and Clause 4.3 (Certain Funds), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                 no Default is continuing or would result from the proposed Utilisation; and

(b)                                 the Repeating Representations to be made by each Obligor are true and accurate by reference to the facts then subsisting and will remain true and accurate immediately after the making of the Utilisation.

4.3                               During the Availability Period, unless a Certain Funds Default is continuing or would result from the proposed Loan, neither the Agent nor any of the Lenders shall:

(a)                                 invoke any condition set out in Clause 4.2 (Further conditions precedent) as a ground for refusing to make the Loan available;

(b)                                 exercise any right, power or discretion to terminate or cancel the obligation to make the Loan, other than under Clause 13.1 (Illegality); or

(c)                                  take any step under Clause 30.13 (Acceleration).

However, as soon as the Availability Period ends, all those rights, remedies and entitlements shall be available even though they have not been exercised or available during the Availability Period.

SECTION 3
UTILISATION

5.                                      UTILISATION

5.1                               Delivery of a Utilisation Request

The Borrower (or the Company on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                               Completion of a Utilisation Request

(a)                                 Such Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            it identifies the Borrower of the Loan;

(ii)           the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)          it identifies the currency of the Utilisation, and the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)          the proposed Interest Period complies with Clause 17 (Interest Periods).

(b)                                 Only one Utilisation may be requested by the Borrower.

5.3                               Currency and amount

(a)                                 The currency specified in a Utilisation Request must be a Base Currency.

(b)                                 The aggregate amount for the Borrower of the proposed Utilisation shall be equal to the Available Facility.

5.4                               Lenders’ participation

(a)                                 If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                                 The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Commitment under the Facility to the Available Facility immediately prior to making the Loan.

5.5                               Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

12.                               REPAYMENT

12.1                        Repayment of Loans

(a)                                 Subject to Clause 12.1(b) below, the Borrower shall repay all outstanding Loans on the Termination Date.

(b)                                 The Borrower shall on each Repayment Date repay an amount which reduces the outstanding aggregate Loans by an amount equal to 2.50 per cent. of all the Loans borrowed by the Borrower as at close of business in London on the last day of the Availability Period.

13.                               ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

13.1                        Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)                                 that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                 upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)                                  the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

13.2                        Voluntary cancellation

The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but if in part, being a minimum amount of $1,000,000) of the Available Facility.  Any cancellation under this Clause 13 shall reduce the Commitments of the Lenders rateably.

13.3                        Voluntary prepayment of Utilisations

The Borrower may, if it or the Company gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Utilisation (but if in part, being an amount that reduces the Utilisation by a minimum amount of $1,000,000) or, where the prepayment is made at the same time as an equivalent amount of the Facility is permanently reduced, in the order set out in Clause 14.3 (Application of mandatory prepayments) (assuming for this purpose that the prepayment was required by Clause 14.2 and that no Lender has declined the prepayment), as applicable.

13.4                        Right of cancellation and repayment in relation to a single Lender

(a)           If:

(i)            any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 20.2 (Tax gross-up); or

(ii)           any Lender claims indemnification from the Company or an Obligor under Clause 20.3 (Tax indemnity) or Clause 21.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations, provided that this Clause 13.4(a) shall not apply while there is only one Lender under the Facility.

(b)           On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)           On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Borrower shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

14.                               MANDATORY PREPAYMENT

14.1                        Exit

Upon the occurrence of a Change of Control, the Facility will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

14.2                        Insurance Proceeds and Excess Cashflow

(a)                                 For the purposes of this Clause 14.2, Clause 14.3 (Application of mandatory prepayments) and Clause 14.4 (Mandatory Prepayment Accounts):

“Excess Cashflow” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which relate to any insurance drawn for business interruption or third party liability or any insurance relating to player or which:

(i)                                     the Company notifies the Agent are, or are to be, applied:

(A)                               to meet a third party claim in respect of business interruption, loss of earnings or a similar claim;

(B)                               in the replacement, reinstatement and/or repair of the assets or to the purchase of replacement assets useful to the business; or

(C)                               which are, or are to be, applied or reinvested in substantially similar assets used in the Restricted Group’s business,

in each case within 365 days, or such longer period as the Majority Lenders may agree (or, in the case of an insurance claim relating to damage to the Stadium, for such longer period as members of the Restricted Group are using all reasonable endeavours to replace, repair or reinstate the Stadium as soon as reasonably practicable and are using or intend to use the relevant proceeds to fund such replacement, repair or reinstatement (and, at the reasonable request of the Agent at any time or times at which the Company is relying on this provision, the Company will promptly certify that the requirements of the provision have been and are being met)) after receipt; or

(ii)                                  when aggregated with the proceeds of other such insurance claims received in any Financial Year of the Company, are less than £1,000,000.

“Insurance Proceeds” means the net proceeds of any insurance claim under any insurance maintained by any member of the Restricted Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Restricted Group to persons who are not members of the Group.

(b)                                 The Company shall ensure that the Borrower offers to prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 14.3 (Application of mandatory prepayments):

(i)            the amount equal to 100% of Excess Cashflow for any Financial Year on and from the Financial Year ending 30 June 2014 provided that the aggregate of amounts scheduled to be repaid pursuant to Clause 12.1(b) (Repayment of Loans) above and repayments due under this Clause 14.2(b)(i) shall not exceed for any Financial Year in which such Excess Cashflow was measured an amount equal to 5% of all the Loans borrowed by the Borrower as at close of business in London on the last day of the Availability Period; and

(ii)           the relevant proportion of Insurance Proceeds,

where “relevant proportion” means 100% of the Insurance Proceeds after giving effect to any commitment cancelations or prepayments of the RCF Facilities, if and as applicable, in accordance with Clause 14.2(b) of the RCF Facilities Agreement.

(c)                                  Any Lender may, within 3 Business Days of receipt of an offer of prepayment under paragraph (b) of Clause 14.2 (Insurance Proceeds and Excess Cashflow), decline all or part of its share in that prepayment (and, to the extent that a Lender declines part of a prepayment, the amount of the prepayment to be made in respect of that Lender’s Commitments will be reduced accordingly and, for the avoidance of doubt, any part of a Lender’s share in that prepayment that is not declined within 3 Business Days of receipt of the offer of that prepayment will be deemed to have been accepted by that Lender.

14.3                        Application of mandatory prepayments

(a)                                 A prepayment made under Clause 14.2 (Insurance Proceeds and Excess Cashflow) shall be applied in prepayment of Loans pro rata.

(b)                                 Unless the Company makes an election under paragraph (c) below, the Borrower shall prepay Utilisations at the following times:

(i)                                     in the case of any prepayment relating to the amounts of Insurance Proceeds, promptly upon receipt of those proceeds; and

(ii)                                  in the case of any prepayment relating to an amount of Excess Cashflow, within 10 Business Days of delivery pursuant to Clause 27.1 (Financial statements) of the annual consolidated accounts of the Company for the relevant Financial Year;

and the prepayment will be made on the day falling 5 Business Days after the date of such offer.

(c)                                  Subject to paragraph (d) below, the Company may, by giving the Agent not less than 2 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any prepayment due under Clause 14.2 (Insurance Proceeds and Excess Cashflow) be made on the last day of the Interest Period relating to the Loan.  If the Company makes that election then an amount of the Loan equal to the amount of the relevant prepayment will be cancelled and, if applicable, be due and payable on the last day of its Interest Period.

(d)                                 If the Company has made an election under paragraph (c) above but a Default has occurred and is continuing, that election shall no longer apply and the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

14.4                        Mandatory Prepayment Accounts

(a)                                 The Company shall ensure that Insurance Proceeds in respect of which the Company has made an election under paragraph (c) of Clause 14.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Restricted Group.

(b)                                 The Company and the Borrower irrevocably authorise the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 14.3 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(c)                                  A Lender or Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

14.5                        Excluded proceeds

Where Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the definition of Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent (acting reasonably), shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

14.6                        Limitation on prepayments

All prepayments referred to in Clause 14.2 (Insurance Proceeds and Excess Cashflow) are subject to permissibility under local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra-Restricted Group and the fiduciary and statutory duties of the directors of the relevant members of the Restricted Group).  There will be no requirement to make any such prepayment where the tax cost to the Restricted Group of making that payment or making funds available to another member of the Restricted Group to enable such prepayment to be made is disproportionate to the amount to be prepaid (where the cost exceeds 5% of the amount).  The Restricted Group will use its reasonable endeavours to overcome any restrictions and/or minimise any costs of prepayment pending which an amount equal to that which would otherwise have been prepaid shall be paid into a blocked account, secured in favour of the Security Trustee.  If at any time those restrictions are removed, any relevant proceeds will be applied in prepayment and cancellation of the Facility at the end of the next Interest Period.

15.                               RESTRICTIONS

15.1                        Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 13 (Illegality, Voluntary Prepayment and Cancellation), paragraph (c) of Clause 14.3 (Application of mandatory prepayments) or Clause 14.4 (Mandatory Prepayment Accounts) shall (subject to the terms of those Clauses) be irrevocable (unless otherwise agreed by the Majority Lenders) and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

15.2                        Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to payment of any Break Costs, without premium or penalty.

15.3                        No reborrowing of Facility

The Borrower may not reborrow any part of the Facility which is prepaid.

15.4                        Prepayment in accordance with Agreement

The Borrower may not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

15.5                        No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

15.6                        Agent’s receipt of Notices

If the Agent receives a notice under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (c) of Clause 14.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

15.7                        Prepayment elections

The Agent shall notify the Lenders as soon as possible of any proposed prepayment or cancellation under Clause 14.2 (Insurance Proceeds and Excess Cashflow).

15.8                        Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation is repaid or prepaid, an amount of the Commitments (equal to the amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.  Any cancellation under this Clause 15.8 shall reduce the Commitments of the Lenders rateably.

SECTION 5
COSTS OF UTILISATION

16.                               INTEREST

16.1                        Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                 Margin; and

(b)                                 LIBOR.

16.2                        Payment of interest

(a)                                 The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)                                 If the annual audited financial statements of the Restricted Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the Borrower shall) promptly upon request by the Agent pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

16.3                        Default interest

(a)                                 If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 16.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                                 If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4                        Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower (or the Company) of the determination of a rate of interest under this Agreement.

17.                               INTEREST PERIODS

17.1                        Selection of Interest Periods and Terms

(a)                                 The Borrower (or the Company on behalf of the Borrower) may select an Interest Period for a Loan (or any segment thereof) in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                                 Each Selection Notice for a Loan (or any segment thereof) is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) not later than the Specified Time.

(c)                                  If the Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)                                 Subject to this Clause 17, the Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower (or the Company) and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)                                  An Interest Period for a Loan (or any segment thereof) shall not extend beyond the Termination Date.

(f)                                   Each Interest Period for a Loan (or any segment thereof) shall start on the Utilisation Date or (if already made) on the last day of the preceding Interest Period.

(g)                                  There shall be no more than twenty separate Interest Periods at any one time with respect to the Loan.

17.2                        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

18.                               CHANGES TO THE CALCULATION OF INTEREST

18.1                        Market disruption

In this Agreement:

“Alternative Market Disruption Event” means before close of business in London on the date falling 4 Business Days after the Quotation Day for the relevant Interest Period of the Loan, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR.

“Market Disruption Event” means:

(a)                                 at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Agent does not determine LIBOR for the relevant currency and Interest Period pursuant to the definition of “Screen Rate”; or

(b)                                 before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR.

18.2                        Alternative Reference Bank Rate

(a)                                 If a Market Disruption Event occurs, the Agent shall as soon as is practicable request each Lender to supply to it the rate at which that Lender could have borrowed funds in the relevant currency and for the relevant period in the London interbank market at or about 11:00 a.m. on the Quotation Day for the Interest Period of that Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Loan and for a period comparable to the Interest Period of that Loan.

(b)                                 As soon as is practicable after receipt of the rates supplied by the Lenders, the Agent will notify the Company and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the “Alternative Reference Bank Rate”).

18.3                        Alternative basis of interest or funding

(a)                                 If an Alternative Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

18.4                        Break Costs

(a)                                 The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

19.                               FEES

19.1                        Commitment fee

(a)                                 The Company shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate per annum of 35 per cent. of the applicable Margin on that Lender’s undrawn and available Commitment under the Facility from (and including) the date of this Agreement to (and including) the Utilisation Date.

(b)                                 The accrued commitment fee is payable on the last day of the Availability Period.

19.2                        Up-Front fee

The Company shall pay to the Original Lender an up-front fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

20.                               TAX GROSS-UP AND INDEMNITIES

20.1                        Definitions

In this Agreement:

“Borrower DTTP Filing” mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which:

(a)                                 where it relates to a UK Treaty Lender that is an Original Lender, the Original Lender provides its scheme reference number and jurisdiction of tax residence to the Borrower on the date of this Agreement and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(b)                                 where it relates to a UK Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Assignment Agreement, and is filed with HM Revenue & Customs within 30 days of that Transfer Date.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)                                 a Lender (other than a Lender within paragraph (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)                                     a Lender:

(A)                               which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)                               in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)                                  a Lender which is:

(A)                               a company resident in the United Kingdom for United Kingdom tax purposes;

(B)                               a partnership each member of which is:

(1)                                 a company so resident in the United Kingdom; or

(2)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)                               a UK Treaty Lender; or

(b)                                 a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)                                 a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 20.2 (Tax gross-up) or a payment under Clause 20.3 (Tax indemnity).

“Treaty Lender” means a UK Treaty Lender or a US Treaty Lender as appropriate.

“UK Non-Bank Lender” means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

“UK Treaty Lender” means a Lender which:

(a)                                 is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(b)                                 does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)                                  fulfills any other conditions which must be fulfilled under the UK Treaty by residents of that UK Treaty State for such residents to obtain full exemption from taxation on interest imposed by the jurisdiction of incorporation of the Borrower, subject to the completion of procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“US Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Qualifying Lender” means a Lender which:

(a)                                 is a US Person;

(b)                                 is not a US Person but is entitled to complete exemption from withholding of US federal income tax on interest payable to it in respect of a Loan;

(c)                                  is a US Treaty Lender; or

(d)                                 would have fallen within either paragraph (a), (b) or (c) above but for any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority.

“US Treaty Lender” means a Lender which:

(a)                                 is treated as a resident of a US Treaty State for the purposes of the US Treaty;

(b)                                 does not carry on a business in the United States through a permanent establishment with which that Lender’s participation in the Loan or Alternative Loan is effectively connected; and

(c)                                  fulfils any other conditions which must be fulfilled under the US Treaty by residents of that US Treaty State for such residents to obtain full exemption from taxation on interest imposed by the United States subject to the completion of procedural formalities.

“US Treaty State” means a jurisdiction having a double taxation agreement (a “US Treaty”) with the United States which makes provision for full exemption from tax imposed by the United States on interest.

“Withholding Form” means US Internal Revenue Service Form W-8BEN, W-8ECI or W-9 (or, in each case, any successor form and, in each case, attached to an IRS Form W-8IMY if required) or any other US Internal Revenue Service form by which a person may claim a complete exemption from withholding of US federal income tax on interest payments to that person and, in the case of a person claiming an exemption under the “portfolio interest exemption”, a statement certifying that such person is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 per cent. shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

Unless a contrary indication appears, in this Clause 20 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

20.2                        Tax gross-up

(a)                                 Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender, it shall notify the Company and that Obligor.

(c)                                  If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)                                  the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)          an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)          the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)                               the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)          the relevant Lender has not given a Tax Confirmation to the Company; and

(B)          the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)                              the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (i) or (j) (as applicable) below.

(e)                                  A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United States from a payment to a Lender in respect of a Loan, if on the date on which the payment falls due:

(i)                                     that Lender has not complied with its obligations to complete and sign the relevant Withholding Forms under paragraph (f) below;

(ii)                                  that Lender was not a US Qualifying Lender on the date it first became a Lender; or

(iii)                               that Lender is not or has ceased to be a US Qualifying Lender.

(f)                                   Each US Qualifying Lender shall submit to the Borrower and the Agent two duly completed and signed copies of the relevant Withholding Form no later than 5 days before the date on which the first payment of interest is to be made to such US Qualifying Lender (or if a transfer is to be made to a new US Qualifying Lender within 5 days of a payment of interest, as soon as reasonably practicable after the transfer and in any event prior to the date on which first payment of interest is to be made to such US Qualifying Lender).  No Lender shall be required to complete, execute and submit any Withholding Form if that Lender is not allowed validly to do so or in that Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)                                  If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)                                 Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i)                                     Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and, in particular, a Treaty Lender shall, as soon as reasonably practicable, make and file an appropriate application for relief under the relevant Treaty.

(ii)

(A)          A UK Treaty Lender which becomes a Party on the day on which this Agreement is entered into holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to the Borrower on the date of the Agreement; and

(B)          a New Lender that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(i)                                     If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above and;

(i)                                     the Borrower has not made a Borrower DTTP filing in respect of that Lender; or

(ii)                                  the Borrower has not made a Borrower DTTP Filing in respect of that Lender but:

(A)                               the Borrower DTTP filing has been rejected by HM Revenue & Customs; or

(B)                               HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

(j)                                    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (i)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(k)                                 The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of the Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(l)                                     A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(m)                             A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

20.3                        Tax indemnity

(a)                                 The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                 Paragraph (a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Finance Party:

(A)          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                  to the extent a loss, liability or cost:

(A)          is compensated for by an increased payment under Clause 20.2 (Tax gross-up);

(B)          would have been compensated for by an increased payment under Clause 20.2 (Tax gross-up) but was not entitled to be so compensated solely because one of the exclusions in paragraph (d) or (e) of Clause 20.2 (Tax gross-up) applied; or

(C)          relates to a FATCA Deduction required to be made by a Party.

(c)                                  A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause 20.3, notify the Agent.

20.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                 a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)                                 that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

20.5                        Lender Status Confirmation

(a)                                 Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)                                     not a Qualifying Lender;

(ii)                                  a Qualifying Lender (other than a UK Treaty Lender);

(iii)                               a UK Treaty Lender; or

(iv)                              a US Qualifying Lender.

If a New Lender fails to indicate its status in accordance with this Clause 20.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender or a US Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company).  For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 20.5.

(b)                                 The Original Lender confirms for the benefit of each Obligor that it is both a Qualifying Lender and a US Qualifying Lender at the date of this Agreement.

20.6                        Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

20.7                        VAT

(a)                                 All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT provided that such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)                                 If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                                     (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT charged.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                                  (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)                                  Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 Any reference in this Clause 20.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

20.8                        Survival

Each party’s obligations under this Clause 20 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations of any Obligor under the Finance Documents.

20.9                        FATCA Deduction

(a)                                 Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                                 Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

21.                               INCREASED COSTS

21.1                        Increased costs

(a)                                 Subject to Clause 21.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be such a change in law in accordance with this paragraph (a), regardless of the date enacted, adopted or issued.

(b)                                 In this Agreement:

“Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital or liquidity;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document; and

“Basel III” means:

(i)            the agreement on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International frame for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)           the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)          any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

21.2                        Increased cost claims

(a)                                 A Finance Party intending to make a claim pursuant to Clause 21.1 (Increased costs) shall notify the Agent of

(b)                                 the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(c)                                  Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

21.3                        Exceptions

(a)                                 Clause 21.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                  compensated for by Clause 20.3 (Tax indemnity) (or would have been compensated for under Clause 20.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 20.3 (Tax indemnity) applied);

(iii)                               attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)                              attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(v)                                 attributable to a FATCA Deduction required to be made by a Party.

(b)                                 In this Clause 21.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 20.1 (Definitions).

22.                               OTHER INDEMNITIES

22.1                        Currency indemnity

(a)                                 If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party (and/or any Receiver or Delegate) to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2                        Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Agent, each Lender, each other Finance Party (and/or any Receiver or Delegate) and each Representative of any of the foregoing persons against any cost, loss or liability incurred by it as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 36 (Sharing among the Finance Parties);

(c)                                  the execution or delivery of this Agreement, any other Finance Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Representatives only, the administration of this Agreement and the other Finance Documents;

(d)                                 any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Obligor;

(e)                                  funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence or wilful breach of any Finance Document by that Finance Party alone); and

(f)                                   a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company.

22.3                        Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                 investigating any event which it reasonably believes is a Default; or

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

22.4                        Redemption Notes Indemnity

The Company shall, within three Business Days of demand, indemnify each Finance Party, each of their respective Affiliates and each of their respective directors, officers, employees or agents (each an “Indemnified Party”) against any cost, expense, loss or liability (including legal fees) incurred by that Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of that indemnified Party) related to, arising out of or in connection with:

(a)                                 the redemption of the Redemption Notes; or

(b)                                 the use of proceeds of the Loan.

22.5                        Survival

Each Party’s obligations under this Clause 22 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations of any Obligor under the Finance Documents.

23.                               MITIGATION BY THE LENDERS

23.1                        Mitigation

(a)                                 Each Finance Party shall, in consultation with and at the request of the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality), Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

23.2                        Limitation of liability

(a)                                 The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by such Finance Party under Clause 23.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 23.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

24.                               COSTS AND EXPENSES

24.1                        Transaction expenses

The Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees up to any agreed caps) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)                                 this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)                                 any other Finance Documents executed after the date of this Agreement.

24.2                        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 37.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

24.3                        Enforcement and preservation costs

The Company shall, within three Business Days of demand, pay to each Finance Party and/or Receiver or Delegate Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE

25.                               GUARANTEE AND INDEMNITY

25.1                        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                 guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)                                 undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                  agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 25 if the amount claimed had been recoverable on the basis of a guarantee.

25.2                        Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

25.3                        Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 25 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

25.4                        Waiver of defences

The obligations of each Guarantor under this Clause 25 will not be affected by an act, omission, matter or thing which, but for this Clause 25, would reduce, release or prejudice any of its obligations under this Clause 25 (without limitation and whether or not known to it or any Finance Party) including:

(a)                                 any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Restricted Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                  any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                  any insolvency or similar proceedings.

25.5                        Guarantor Intent

Without prejudice to the generality of Clause 25.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

25.6                        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 25.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.7                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 25.

25.8                        Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 25:

(a)                                 to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)                                 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 25.1 (Guarantee and Indemnity);

(e)                                  to exercise any right of set-off against any Obligor; and/or

(f)                                   to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 37 (Payment mechanics).

25.9                        Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                                 that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                                 each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.10                 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

26.                               REPRESENTATIONS

Save as expressly stated to the contrary, each Obligor and the Company make the following representations and warranties to each Finance Party at the times specified in Clause 26.33 (Times at which representations are made) and the Company acknowledges that the Finance Parties have entered into this Agreement in reliance on these representations and warranties:

26.1                        Status

(a)                                 It and each of its Restricted Subsidiaries which is a Material Company is a person, in each case duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                 It and each of its Restricted Subsidiaries which is a Material Company has the power to own its property and other assets and carry on its business as it is being conducted.

26.2                        Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

26.3                        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is or will be a party and the granting of the Transaction Security do not and will not conflict with:

(a)                                 any law or regulation applicable to it;

(b)                                 its constitutional documents; or

(c)                                  any agreement or instrument binding upon it or any member of the Restricted Group or any of its or any member of the Restricted Group’s assets to the extent or in a manner that such conflict has a Material Adverse Effect.

26.4                        Power and authority

(a)                                 It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)                                 No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is or will be a party.

26.5                        Validity and admissibility in evidence

(a)                                 All Authorisations required or desirable:

(i)                                     to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is or will be a party; and

(ii)                                  to make the Transaction Documents to which it is or will be a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (as applicable) and are in full force and effect.

(b)                                 All Authorisations required to carry on its business in the ordinary course and in all material respects have been obtained or effected (as applicable) and are in full force and effect except to the extent failure to obtain or effect those Authorisations would have a Material Adverse Effect.

26.6                        Insolvency

No:

(a)                                 corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 30.7 (Insolvency proceedings); or

(b)                                 creditors’ process described in Clause 30.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Restricted Group and none of the circumstances described in Clause 30.6 (Insolvency) applies to a member of the Restricted Group.

26.7                        Governing law and enforcement

(a)                                 Subject to the Legal Reservations:

(i)                                     the choice of New York law as the governing law of Schedule 17 (Restrictive Covenants) will be recognised and enforced in their Relevant Jurisdictions; and

(ii)                                  the choice of English law as the governing law of the Finance Documents (save for Schedule 17 (Restrictive Covenants)) will be recognised and enforced in their Relevant Jurisdictions.

(b)                                 Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdictions.

26.8                        No filing

Under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in connection with the Transaction Security or notified to the Agent prior to the date of this Agreement or in the case of an Additional Guarantor prior to its accession to such Finance Documents.

26.9                        Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)                                 a Qualifying Lender:

(i)                                     falling within paragraph (a)(i) of the definition of Qualifying Lender; or

(ii)                                  except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of Qualifying Lender; or

(iii)                               falling within paragraph (b) of the definition of Qualifying Lender or;

(b)                                 a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

26.10                 No Default

No Default is continuing.

26.11                 Base Case Model

The Company:

(a)                                 does not regard as unreasonable or unattainable in any material respect any of the forecasts or projections in relation to the Restricted Group set out in the Base Case Model;

(b)                                 believes the assumptions taken as a whole upon which the forecasts and projections in relation to the Restricted Group contained in the Base Case Model were reasonable at the time they were made; and

(c)                                  has not withheld from any persons responsible for preparing the Base Case Model any material facts requested from it and known to it on the date the relevant request was made.

26.12                No misleading information

From the date of this Agreement, all other written factual information provided pursuant to the Finance Documents (including any amendment or waiver thereof) by any member of the Restricted Group (including its advisers) to the Agent in its capacity as such (other than any factual information contained in any financial statements which information is the subject of any representation or warranty given pursuant to Clause 26.13 (Financial statements)) was as at the date it was provided true, complete and accurate in all material respects and is not misleading in any material respect.

26.13                 Financial statements

(a)                                 To the best of its knowledge and belief, its Original Financial Statements (if any) were prepared in accordance with GAAP consistently applied.

(b)                                 To the best of its knowledge and belief, its Original Financial Statements (if any) give a true and fair view of (or fairly represent in all material respects, where unaudited) its consolidated financial condition and operations during the relevant period.

(c)                                  As at the date provided, each set of financial statements delivered pursuant to Clause 27.1 (Financial statements) gives a true and fair view of (in the case of audited financial statements) or fairly represents in all material respects (in the case of unaudited financial statements) its financial condition and operations as at the date at which those financial statements were drawn up.

26.14                 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if reasonably likely to be adversely determined and if so adversely determined would have a Material Adverse Effect have been (to the best of its knowledge and belief) started or threatened against it.

26.15                 No breach of laws

(a)                                 It has not (and none of its Restricted Subsidiaries has) breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

(b)                                 No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Restricted Group which have or could reasonably be expected to have a Material Adverse Effect.

26.16                 Environmental and other laws

(a)                                 It and each of its Restricted Subsidiaries is in compliance with all Environmental Laws to which it is or they are subject where non-compliance would have a Material Adverse Effect.

(b)                                 To the best of the Company’s knowledge and belief after due enquiry, all Environmental Permits necessary in connection with the ownership and operation of its business as it is currently being conducted and each of its Restricted Subsidiaries’ business and the absence of which would have a Material Adverse Effect have been obtained and are in full force and effect.

(c)                                  To the best of the Company’s knowledge and belief after due enquiry, there are no circumstances which could reasonably be expected to prevent it or any of its Restricted Subsidiaries being in compliance with any Environmental Law or any Environmental Permit in a manner or to an extent which would have a Material Adverse Effect.

(d)                                 To the best of the Company’s knowledge and belief after due enquiry, there are no past or present acts or omissions of it or any of its Restricted Subsidiaries or events, state of facts or circumstances which have resulted in (or could reasonably be expected to result in) any third party taking any legal proceedings against it or any of its Restricted Subsidiaries under any Environmental Law, including remedial action or the revocation, suspension, variation or non-renewal of any Environmental Permit where in any such case non-compliance would have a Material Adverse Effect.

(e)                                  Neither it nor any of its Restricted Subsidiaries has received any statutory notice of any complaints, demands, civil claims, enforcement proceedings, requests for information, or of any action required by any regulatory authority and there are no investigations pending or (to the best of its knowledge and belief after due enquiry) threatened in relation to the failure of it or any of its Restricted Subsidiaries to obtain any Environmental Permit or comply with any Environmental Law, which in any such case relate to matters or circumstances which would have a Material Adverse Effect.

26.17                 Taxation

Other than those being contested in good faith and where such payment may be lawfully withheld (provided that appropriate cash reserves have been set aside for such payment), no claim is being or, to the best of its knowledge and belief (having made due and careful enquiry), is reasonably likely to be asserted against it (or any of its Restricted Subsidiaries) with respect to Taxes such that a liability of, or claim against it which is reasonably likely to be adversely determined and if adversely determined would have a Material Adverse Effect.

26.18                 Security and Financial Indebtedness

(a)                                 No Security exists over all or any of the present or future assets of any member of the Restricted Group other than any Security permitted by this Agreement.

(b)                                 No member of the Restricted Group has any actual or contingent Financial Indebtedness outstanding other than as permitted by this Agreement.

26.19                Ranking

Subject to the Legal Reservations, the terms of the Intercreditor Agreement and to any Security which is permitted under this Agreement, the Transaction Security will rank in priority as specified in the relevant Transaction Security Document and is not subject to any prior ranking or pari passu ranking Security.

26.20                 Transaction Security

Subject to the Legal Reservations, each Transaction Security Document to which it is a party validly creates the Security which is expressed to be created by that Transaction Security Document and evidences the Security it is expressed to evidence provided that no representation or warranty is given concerning whether any Security is of a fixed or floating nature.

26.21                 Good title to assets

It and each of its Restricted Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

26.22                 Legal and beneficial ownership

(a)                                 As at the time an Obligor enters into a Transaction Security Document it is the sole legal and beneficial owner or lessee or licensee of or is otherwise entitled to use all of the material assets necessary to carry on its business as presently conducted (including, in the case of any shares of any member of the Restricted Group which are the subject of the Transaction Security, but subject to any registrations required to be made by the board of directors of such member of the Restricted Group absolute legal and (where relevant) beneficial ownership thereof).

(b)                                 As at the time an Obligor enters into a Transaction Security Document the entire share capital of MUL is legally and beneficially owned by the Company and Red Football Junior Limited free from any claims, third party rights or competing interests other than pursuant to the Transaction Security Documents.

26.23                 Shares

The shares of any member of the Restricted Group (other than Dormant Subsidiaries) which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

26.24                 Intellectual Property

In the case of the Company, as of the date of this Agreement, so far as it is aware there are no adverse circumstances relating to the validity, subsistence or use of any of the Restricted Group’s Intellectual Property which would have a Material Adverse Effect.

26.25                Group Structure

As of the date of this Agreement and as of the Closing Date, the Group Structure Chart is true, complete and accurate in all material respects.

26.26                 Obligors

(a)                                 All Material Companies which are members of the Restricted Group (other than Excluded Subsidiaries), Holding Companies of Material Companies (other than the Holding Company of the Company) and any member of the Restricted Group that is a guarantor in respect of the Notes on the Closing Date, are Guarantors; and

(b)                                 Subject to paragraph (c) of Clause 29.14 (Guarantors), the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors, the aggregate gross assets and the aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Restricted Group items) represents not less than 90 per cent. of Consolidated EBITDA, consolidated gross assets and consolidated turnover of all members of the Restricted Group, in each case calculated by reference to the Original Financial Statements of the Company.

26.27                 Holding and Dormant Subsidiary

(a)                                 Except as may arise under the Transaction Documents, the Company and Red Football Junior Limited have not traded or incurred any liabilities or commitments (actual or contingent, present or future).

(b)                                 No member of the Restricted Group (save for MU 099 Limited) is a Dormant Subsidiary.

26.28                 Accounting reference date

The accounting reference date of each member of the Restricted Group is the Accounting Reference Date.

26.29                 Centre of main interests and establishments

(a)                                 It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in England or Wales;

(b)                                 It has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction.

26.30                 No adverse consequences

(a)                                 It is not necessary under the laws of its Relevant Jurisdictions:

(i)                                     in order to enable any Finance Party to enforce its rights under any Finance Document other than pursuant to Clause 20 (Tax gross up and indemnities); or

(ii)                                  by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)                                 No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

26.31                 Pensions

Except for the Football League Limited Pension and Life Assurance Scheme and the Professional Footballers’ Pension Scheme (and in the case of the Company only in so far as it is aware:

(a)                                 neither it nor any of its Restricted Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993); and

(b)                                 neither it nor any of its Restricted Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

26.32                 OFAC

No Obligor, nor any of their respective Subsidiaries, nor, to the knowledge of any Obligor, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Obligor or any of their respective Subsidiaries located, organized or resident in a Designated Jurisdiction.

26.33                 Times at which representations are made

(a)                                 Save where otherwise specified below, all the representations and warranties in this Clause 26 are made to each Finance Party on the date of this Agreement.

(b)                                 The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the date of this Agreement, the date of each Utilisation Request and on each Utilisation Date and on the first day of each Interest Period.

(c)                                  The Repeating Representations and each of the representations and warranties set out in Clause 26.5 (Validity and admissibility in evidence), Clause 26.8 (No filing), Clause 26.16 (Environmental and other laws), Clause 26.17 (Taxation), Clause 26.18 (Security and Financial Indebtedness), Clause 26.20 (Transaction Security), Clause 26.22 (Legal and beneficial ownership) and Clause 26.31 (Pensions) are deemed to be made by each Additional Guarantor to each Finance Party on the day on which it becomes an Additional Guarantor.

(d)                                 Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

27.                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 27:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 27.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 27.1 (Financial statements).

27.1                        Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)                                 within 120 days after the end of each of the Company’s Financial Years (commencing with the Financial Year ending 30 June 2013), annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the offering memorandum for the Notes (with appropriate revisions, as reasonably determined by the Company to reflect segment reporting): (i) audited consolidated balance sheets of the Company or its predecessors as of the end of the two most recent Financial Years and audited consolidated income statements and statements of cash flow of the Company for the three most recent Financial Years, including complete footnotes to such financial statements and the report of the Company’s independent auditors on the financial statements; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalisations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed Financial Year as to which such annual report relates; (iii) an operating and financial review of the audited financial statements, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; and (iv) a description of all material affiliate transactions and a description of all material debt instruments;

(b)                                 within 60 days following the end of each Financial Quarter in each Financial Year of the Company (commencing with the Financial Quarter ended 31 March 2013), quarterly reports containing the following information: (i) an unaudited condensed consolidated balance sheet of the Company as of the end of such Financial Quarter and unaudited condensed consolidated statements of income and cash flow of the Company for the quarterly and year to date periods ending on the unaudited condensed consolidated balance sheet date, and the comparable prior year periods for the Company, together with condensed footnote disclosure; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalisations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates; and (iii) an operating and financial review of the unaudited financial statements (including a discussion by business segment), including a discussion of the consolidated financial condition and results of operations of the Company and any material change between the current quarterly period and the corresponding period of the prior year; and

(c)                                  promptly after the closing of any material acquisition, disposition or restructuring of the Company and the Restricted Subsidiaries, taken as a whole (in each case, excluding players unless publicly announced), or any senior management (other than the club manager unless publicly announced) changes at the Company or any Guarantor, or change in auditors of the Company, or any other material event that the Company announces publicly, in each case, a report containing a description of such event.

27.2                        Provision and contents of Compliance Certificate

(a)                                 The Company shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)                                 Each Compliance Certificate shall set out the matters, calculations and figures required by the form of Compliance Certificate attached in Schedule 9 (Form of Compliance Certificate).

(c)                                  Each Compliance Certificate shall be signed by an authorised signatory of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company’s Auditors in the form agreed by the Company and the Majority Lenders (unless it is such Auditors’ policy not to issue such reports).

27.3                        Requirements as to financial statements

(a)                                 Each set of financial statements delivered pursuant to Clause 27.1 (Financial statements) shall be prepared in accordance with GAAP.

(b)                                 Contemporaneously with the furnishing of each such financial statement discussed above, the Company will also (i) file a press release with the appropriate internationally recognised wire services in connection with such report and (ii) post such report on a publicly accessible website of the Company.

27.4                        Budget

(a)                                 For so long as the Original Lender holds Commitments representing 50 per cent. or more of the original Total Commitments, the Company shall supply to the Agent for the Original Lender only, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years to begin with 1 July 2013, an annual Budget for that Financial Year.

(b)                                 The Company shall ensure that each Budget:

(i)                                     is in a form reasonably acceptable to the Agent;

(ii)                                  is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Clause 27.1 (Financial statements); and

(iii)                               is accompanied by a reasonably detailed commentary from the Senior Management of the Restricted Group.

27.5                        Unrestricted Subsidiaries

If any Subsidiaries of the Company have been designated as Unrestricted Subsidiaries, the information delivered under Clauses 27.1 (Financial statements) will include reasonably detailed information, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Restricted Group separate from that of the Unrestricted Subsidiaries.

27.6                        Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                 at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the Company or any Obligors to its creditors generally (or any class of them);

(b)                                 promptly upon becoming aware of them, to the extent not covered by paragraph (c) of Clause 27.1 (Financial Statements), the details of any matter that has resulted in or could reasonably likely to result in a Material Adverse Effect;

(c)                                  promptly upon becoming aware of it, details of a Change of Control; and

(d)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent may from time to time reasonably request.

27.7                        Notification of default

(a)                                 The Company and each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                                 Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors on its behalf certifying (without personal liability) that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

27.8                        “Know your customer” checks

(a)                                 If:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                  any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)                               a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                 Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                                  The Company shall, by not less than 5 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 33 (Changes to the Obligors).

(d)                                 Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Guarantor.

28.                               FINANCIAL COVENANT

28.1                        Financial definitions

In this Agreement:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount (including any capitalised interest accretions in respect of any instrument issued at a discount and any other similar amount) of any Financial Indebtedness (other than under paragraph (f) of the definition thereof provided that the principal component of the arrangement to be put in place in connection with unwinding the hedging transactions entered into under the Existing Hedging Agreements will be included in “Borrowings”).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as capital expenditure.

“Cashflow” means, in respect of any Financial Year, Consolidated EBITDA for that Financial Year after:

(a)                                 adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Financial Year;

(b)                                 adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Financial Year in respect of any Exceptional Items not already taken account of in calculating Consolidated EBITDA for that Financial Year;

(c)                                  adding the amount of any cash receipts during that Financial Year in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Financial Year by any member of the Restricted Group;

(d)                                 adding (to the extent not already taken into account in determining Consolidated EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Financial Year from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining Consolidated EBITDA) the amount of any dividends paid in cash during the Financial Year to minority shareholders in members of the Restricted Group;

(e)                                  adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing Consolidated EBITDA; and

(f)                                   deducting the amount of any Capital Expenditure actually made in cash during that Financial Year by any member of the Restricted Group except (in each case) to the extent funded from the proceeds of any Disposal or insurance claims permitted to be retained for this purpose, and so that no amount shall be added (or deducted) more than once.

“Consolidated EBITDA” means, for any Relevant Period, the consolidated profits of the Restricted Group from ordinary activities before taxation in respect of that Relevant Period and (without double counting):

(a)                                 before deducting any amount attributable to the amortisation or impairment of intangible assets (including goodwill) or the depreciation or impairment of tangible assets;

(b)                                 before deducting any Consolidated Net Finance Charges;

(c)                                  before deducting any one-off expenses or charges incurred in connection with the incurrence or issuance of (i) any Financial Indebtedness under or which is permitted by the Finance Documents or (ii) any other equity issuance which is permitted by the Finance Documents;

(d)                                 before taking into account any items treated as exceptional or extraordinary items;

(e)                                  before taking into account any accrued interest received by or owing to any member of the Restricted Group;

(f)                                   before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt;

(g)                                  before taking into account any gain or loss arising from an upward or downward revaluation of any asset or arising from the acquisition or disposal of player registrations,

(h)                                 after deducting the amount of any profit of any member of the Restricted Group which is attributable to minority interests;

(i)                                     after deducting the amount of any profit of any investment or entity (which is not itself a member of the Restricted Group) in which any member of the Restricted Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Restricted Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Restricted Group through distributions by such investment or entity;

(j)                                    after excluding the amount of any profit or loss which is attributable to any Material Disposal made in the Relevant Period; and

(k)                                 after deducting, to the extent not already taken into account, all rent and other property costs of a revenue nature,

in each case, to the extent added, deducted, taken into account or excluded, as the case may be, for the purposes of determining profits of the Restricted Group from ordinary activities before taxation.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of interest, all regular or periodic commission, fees or discounts in the nature of interest accrued in respect of Borrowings of the Restricted Group in respect of that Relevant Period and (without double counting):

(a)                                 excluding any such obligations owed to any other member of the Restricted Group;

(b)                                 including the interest element whether paid or payable, in respect of leasing and hire purchase payments under lease or hire purchase arrangements which would, in accordance with GAAP, be treated as finance or capital leases;

(c)                                  including any accrued commission, fees, discounts and other finance payments paid or payable by any member of the Restricted Group under any interest rate hedging arrangement;

(d)                                 deducting any accrued commission, fees, discounts and other finance payments owing to or received by any member of the Restricted Group under any interest rate hedging instrument;

(e)                                  deducting any accrued interest owing to or received by any member of the Restricted Group on any deposit or bank account or in respect of Cash Equivalent Investments; and

(f)                                   excluding any up-front arrangement fees, up-front underwriting fees, up-front commitment fees, up-front participation fees or up-front agency fees paid in connection with the Facility or the Notes issued on the Closing Date by any member of the Restricted Group (except where any such fee is in excess of a reasonable market rate).

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Restricted Group including prepayments in relation to operating items and sundry debtors (but excluding Cash) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(a)                                 receivables in relation to Tax;

(b)                                 Exceptional Items and other non-operating items;

(c)                                  insurance claims; and

(d)                                 any interest owing to any member of the Restricted Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Restricted Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(a)                                 liabilities for Borrowings and Consolidated Net Finance Charges;

(b)                                 liabilities for Tax;

(c)                                  Exceptional Items and other non-operating items;

(d)                                 insurance claims; and

(e)                                  liabilities in relation to dividends declared but not paid by the Company or by a member of the Restricted Group in favour of a person which is not a member of the Restricted Group.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)                                 Consolidated Net Finance Charges for that Relevant Period;

(b)                                 all scheduled and mandatory repayments of Borrowings falling due and any voluntary prepayments made during that Relevant Period but excluding:

(i)                                     any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility;

(ii)                                  for the avoidance of doubt, any mandatory prepayment made pursuant to Clause 14.2 (Insurance Proceeds and Excess Cashflow); and

(iii)                               any such obligations owed to any member of the Restricted Group;

(c)                                  the amount of any cash dividends or distributions (including by way of loan) paid or made by the Company in respect of that Relevant Period; and

(d)                                 the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group,

and so that no amount shall be included more than once.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)                                 the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)                                 disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(c)                                  disposals of assets associated with discontinued operations.

“Excess Cashflow” means, for any Financial Year, Cashflow for that Financial Year less (except to the extent already deducted in calculating Cashflow) Debt Service for that Financial Year.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Restricted Group ending on or about 30 June in each year.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of each Financial Quarter.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of the Restricted Group for or in respect of the principal amount of Borrowings but:

(a)                                 excluding any such obligations to any other member of the Restricted Group;

(b)                                 Subordinated Liabilities (as such term is defined in the Intercreditor Agreement) shall not be included in Borrowings;

(c)                                  including, in the case of finance leases, only the capitalised value thereof; and

(d)                                 deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Restricted Group at that time,

and so that no amount shall be included or excluded more than once.

“Total Net Leverage Ratio” means the ratio of Total Net Debt to Consolidated EBITDA.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

28.2                        Financial condition

The Company shall ensure that, for each Relevant Period, Consolidated EBITDA for such Relevant Period is not less than £65,000,000, subject to Clause 28.4 (Champions League Non Qualification Event).

28.3                        Financial testing

Subject to Clause 28.4 (Champions League Non Qualification Event) below, the financial covenant set out in Clause 28.2 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 27.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 27.2 (Provision and contents of Compliance Certificate).

28.4                        Champions League Non Qualification Event

(a)                                 For the purposes of calculating the financial covenant set out in Clause 28.2 (Financial condition), if a Champions League Non Qualification Event occurs, the Company may elect, at any time prior to the end of the Financial Year in which such Champions League Non Qualification Event occurs, to adjust the definition of Consolidated EBITDA for each Financial Quarter falling in the Financial Year in respect of which the first team of MUFC is not in the first round group stages (or its equivalent from time to time) of the Champions League by adding back an amount equal to “X” in each such Financial Quarter (the “Adjusted Quarters”) where:

“X” corresponds to the amount set out in Schedule 16 (Table of Values for X) for that Financial Quarter minus the following:

(i)                                     the net amount received by the Restricted Group in that Financial Quarter in respect of matches (both home and away) and media payments relating to UEFA cup performances; and

(ii)                                  the net amount of any reduction to player salaries in that Financial Quarter arising out of the existing contractual provisions as a result of the Champions League Non Qualification Event.

(b)                                 At the same time as the Company makes an election under paragraph (a), it shall supply to the Agent a certificate signed by a director of the Company (i) confirming the value of X and the amount of each Adjustment and setting out (in reasonable detail) computation of those amounts and (ii) attaching a copy of the Champions League Adjustment Spreadsheet (following the Adjustments).

(c)                                  If the Majority Lenders give notice to the Agent that they do not agree with the calculations of any of the Adjustments contained in the certificate described in paragraph (b) above (acting reasonably), the Company and the Agent will consult in good faith for a period of not more than 10 Business Days with a view to correcting the calculations of the Adjustments.

(d)                                 If agreement has not been reached within the 10 Business Day period referred to in paragraph (c) above then, at the request of the Majority Lenders (and at the expense of the Company), the Agent may appoint one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche to determine the amount of the Adjustments (and, consequently, the value of “X”) and such determination shall (in the absence of manifest error) be binding on the Parties.

(e)                                  For the avoidance of doubt, for the purposes of calculating the financial covenant set out in Clause 28.2 (Financial condition) only, Consolidated EBITDA in any Relevant Period which contains one or more Adjusted Quarters shall be calculated using the adjusted values of Consolidated EBITDA set out in paragraph (a) above for each such Adjusted Quarter.

(f)                                   The above election may only be made twice over the life of the Facility and may not be made during two consecutive Financial Years.

29.                               GENERAL UNDERTAKINGS

The undertakings in this Clause 29 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

29.1                        Restrictive Covenants

Each Obligor shall comply with the covenants set out in Schedule 17 (Restrictive Covenants).

29.2                        Authorisations

Each Obligor shall promptly:

(a)                                 obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                 supply (on request), certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)                                     enable it to perform its obligations under the Finance Documents;

(ii)                                  subject to the Legal Reservations, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)                               enable it to carry on its business in the ordinary course except to the extent failure to do so has a Material Adverse Effect.

29.3                        Compliance with laws

Each Obligor shall comply in all respects with all laws to which it is subject, where failure so to comply has a Material Adverse Effect.

29.4                        [INTENTIONALLY LEFT BLANK]

29.5                        [INTENTIONALLY LEFT BLANK]

29.6                        Taxation

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) duly and punctually pay and discharge all Taxes  (or, where payments of Taxes must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)                                 such payment is being contested in good faith;

(b)                                 adequate reserves are being maintained for those Taxes and the costs required to contest them to the extent required by GAAP;

(c)                                  such payment can be lawfully withheld; and

(d)                                 no member of the Restricted Group may change its residence for Tax purposes.

29.7                        Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Restricted Group (taken as a whole) from that carried on by the Restricted Group at the date of this Agreement.

29.8                        Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

29.9                        Insurance

(a)                                 Each Obligor shall (and the Company shall ensure that each member of the Restricted Group will) maintain insurances (other than in respect of permanent disability for players occurring when players are playing, practising or training for a member of the Restricted Group) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)                                 All insurances must be with reputable independent insurance companies or underwriters.

29.10                 [INTENTIONALLY LEFT BLANK]

29.11                 Access

While a Default is continuing (or where the Agent reasonably suspects a Default) each Obligor shall and the Company shall ensure that each member of the Restricted Group will permit the Agent and/or accountants or other professional advisers and contractors of the Agent to have access at all reasonable times during normal business hours and on reasonable notice (for a reasonable period) at the risk and reasonable cost to the Company to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Senior Management and independent public accountants.

29.12                 [INTENTIONALLY LEFT BLANK]

29.13                 Amendments

In the period prior to the Original Lender making any assignment, transfer or sub-participation of any of its Commitments under this Agreement on its own accord (and such assignment, transfer or sub-participation is not at any Obligor’s request), no Obligors shall (and the Company shall ensure that no member of the Restricted Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of:

(a)                                 the Note Documents, so as to bring forward the maturity or any amortisation of the Notes or reduce the Weighted Average Life to Maturity (as defined in Schedule 17 (Restrictive Covenants)) of the Notes;

(b)                                 the RCF Facilities Agreement; or

(c)                                  the Existing Hedging Agreements,

except in a way which is not reasonably likely to materially and adversely affect the interests of the Lenders.

29.14                 Guarantors

(a)                                 The Company shall ensure that at all times:

(i)                                     all Material Companies which are members of the Restricted Group (other than an Excluded Subsidiary), Holding Companies of Material Companies (other than the Holding Company of the Company) and any member of the Restricted Group that is or becomes a guarantor in respect of the Notes, are Guarantors (in the case of any member of the Restricted Group that is or becomes a guarantor in respect of the Notes, simultaneously to becoming guarantors in respect of the Notes); and

(ii)                                  subject to paragraph (d) below, the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors, the aggregate gross assets and the aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-

Restricted Group items) represents not less than 90 per cent. of Consolidated EBITDA, consolidated gross assets and consolidated turnover of all members of the Restricted Group, in each case calculated by reference to the Original Financial Statements of the Company prior to the Closing Date; and (ii) thereafter, with each set of audited annual financial statements delivered under Clause 27.1 (Financial Statements).

(b)                                 The Company shall not have any obligation to procure that any member of the Restricted Group becomes an Additional Guarantor unless the Annual Financial Statements demonstrate that the same would be necessary in order to comply with the requirements of this Clause 29.14.

(c)                                  The Company shall not be in breach of sub-paragraph (a)(ii) of this Clause 29.14 if the only reason the 90 per cent. threshold set out therein is not met is that the Excluded Subsidiaries (taken together) have earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), gross assets and turnover representing more than 10 per cent of Consolidated EBITDA or gross assets or turnover (excluding intra-Restricted Group items) representing more than 10 per cent. of the gross assets or turnover of the Restricted Group, in each case calculated on a consolidated basis.

(d)                                 The Company need only perform its obligations under paragraph (a) above, to the extent it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management.  Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability.  This includes agreeing to a limit on the amount guaranteed.  The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(e)                                  Any member of the Restricted Group (other than an Excluded Subsidiary) that becomes a Material Company and any Material Company (other than an Excluded Subsidiary) acquired in accordance with this Agreement after the Closing Date shall become a Guarantor and grant Security as the Agent may require and shall accede to the Intercreditor Agreement within 20 Business Days of delivery of any Compliance Certificate accompanying the audited annual financial statements delivered under Clause 27.1 (Financial Statements) or within 20 Business Days of its acquisition, as the case may be.

(f)                                   Nothing in this Agreement shall require any Excluded Subsidiary to accede as a Guarantor for so long as it is an Excluded Subsidiary.

29.15                 [INTENTIONALLY LEFT BLANK]

29.16                 Further assurance

(a)                                 For the benefit of the Finance Parties, each Obligor shall (and the Company shall procure that each member of the Restricted Group shall) at all times promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(i)                                     to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)                                  to confer on the Security Trustee or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)                               to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)                                 Each Obligor shall (and the Company shall procure that each member of the Restricted Group shall) at all times take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents.

(c)                                  The Company need only perform its obligations under paragraphs (a) and (b) above, to the extent it is not unlawful and would not result in personal liability for that person’s directors or other management.  Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability.

30.                               EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 30 (save for Clause 30.13 (Acceleration)) is an Event of Default.

30.1                        Non-payment

An Obligor does not pay:

(a)                                 on the due date any amount of principal; or

(b)                                 within 30 days of the due date, any other amount payable pursuant to a Finance Document,

at the place at and in the currency in which it is expressed to be payable unless, in the case of a payment of principal, its failure to pay is caused by administrative or technical error or a Disruption Event.

30.2                        Breach of certain obligations

Any requirement of Clause 28 (Financial covenant) is not satisfied.

30.3                        Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 30.1 (Non-payment) and Clause 30.2 (Breach of certain obligations)) unless such non-compliance is capable of remedy and is remedied within 60 days of the earlier of the Agent giving written notice thereof to the Company or any Obligor becoming aware of the failure to comply.

30.4                        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading (in the case of any representation or statement which is not subject to a materiality threshold in accordance with its terms, in any material respect) when made or deemed to be made and, if the circumstances causing such misrepresentation are capable of remedy within such period, such Obligor shall have failed to remedy such circumstances within 60 days after the earlier of the Agent giving written notice to the Company or the Company becoming aware of such misrepresentation.

30.5                        Cross default

(a)                                 Any Financial Indebtedness of any member of the Restricted Group is not paid when due nor within any originally applicable grace period.

(b)                                 Any Financial Indebtedness of any member of the Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                  Any commitment for any Financial Indebtedness of any member of the Restricted Group is cancelled or suspended by a creditor of any member of the Restricted Group as a result of an event of default (however described).

(d)                                 Any creditor of any member of the Restricted Group becomes entitled to declare any Financial Indebtedness of any member of the Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                                  No Event of Default will occur under this Clause 30.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £25,000,000 (or its equivalent in any other currency or currencies).

30.6                        Insolvency

(a)                                 A Material Company is unable or admits inability to pay its debts as they fall due or is declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts as they fall due or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                                 Any Material Company is or is deemed to be insolvent under any applicable law (other than Section 123(2) of the Insolvency Act 1986) or (save the extent the same is frivolous or vexatious or is discharged, stayed or dismissed within 30 days of commencement) or where written demand is made in respect of an aggregate amount of not less than £5,000,000 (taking into account contingent and prospective liabilities).

(c)                                  A moratorium is declared in respect of any indebtedness of any Material Company.

30.7                        Insolvency proceedings

(a)                                 Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any Material Company which is not an Obligor or a Permitted Reorganisation;

(ii)                                  a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(iii)                               the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company which is not an Obligor or a Permitted Reorganisation), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Material Company or any of its assets having an aggregate value of £5,000,000 or greater;

(iv)                              enforcement of any Security over any assets having an aggregate value of £3,000,000 or greater of any Material Company,

or any analogous procedure or step is taken in any jurisdiction.

(b)                                 Paragraph (a) shall not apply to:

(i)                                     any procedure or step in relation to a Dormant Subsidiary;

(ii)                                  any winding-up petition or (to the extent relevant) other procedural step in relation to the appointment of a receiver, administrator,

administrative receiver, compulsory manager or similar officer (but not excluding the actual appointment thereof) which is frivolous or vexatious or is discharged, stayed or dismissed within 60 days of commencement; or

(iii)                             any application for the appointment of an administrator is discharged at least five days prior to the first hearing of that application.

30.8                        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (including enforcement of Security) or any analogous process in any jurisdiction affects any asset or assets of Material Companies having an aggregate value of £25,000,000 and is not discharged within 60 days.

30.9                        Unlawfulness and invalidity

(a)                                 It is or becomes unlawful for an Obligor or, in the case of the Intercreditor Agreement, a member of the Restricted Group, to perform any of its material obligations under any of the Finance Documents or any of the Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be valid or becomes unlawful.

(b)                                 Any obligation or obligations of any Obligor under any Finance Documents or any member of the Restricted Group under the Intercreditor Agreement are not or cease to be legal, valid, binding or enforceable (other than as provided in the Legal Reservations) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)                                  Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under this Agreement or the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective (other than as provided in the Legal Reservations) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

30.10                 Intercreditor Agreement

(a)                                 Any member of the Restricted Group or Subordinated Creditor (as defined in the Intercreditor Agreement) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)                                 a representation or warranty given by a member of the Restricted Group or Subordinated Creditor in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

30.11                 Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

30.12                 Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

30.13                 Acceleration

Subject to Clause 4.3 (Certain Funds), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                 cancel all or part of the Total Commitments at which time they shall immediately be cancelled;

(b)                                 declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)                                  declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)                                 exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

31.          CHANGES TO THE LENDERS

31.1        Assignments and transfers by the Lenders

Subject to this Clause 31 a Lender (the “Existing Lender”) may:

(a)           assign any of its rights;

(b)           transfer by novation any of its rights and obligations; or

(c)           enter into a sub-participation in relation to its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any other person (the “New Lender”), which in each case, unless an Event of Default is continuing, is a US Qualifying Lender (as defined in Clause 20.1).

31.2        Conditions of assignment or transfer

(a)           The consent of the Company is required for an assignment, transfer or sub-participation by an Existing Lender, unless the assignment, transfer or sub-participation is:

(i)            to another Lender or an Affiliate of a Lender;

(ii)           if the Existing Lender disposing of its interest by sub-participation in any commitments or undertakings retains (x) all of the voting rights with respect to such commitments or undertakings and (y) more than two thirds of the economic interest in the commitments or undertakings; or

(iii)          made at a time when an Event of Default is continuing.

(b)           The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time in accordance with this paragraph (b).

(c)           Unless the Company and the relevant Existing Lender otherwise agree in respect of transfers between Existing Lenders and their Affiliates a transfer of part of a Commitment or Commitments by the Existing Lender must be of a minimum amount of $1,000,000, provided that if the Existing Lender retains any Commitment or Commitments it is (or they are) of a minimum amount of $1,000,000 in aggregate across the Facility.

(d)           In determining whether the requirements of paragraph (c) above as to the minimum amount in respect of the Facility to be retained by an Existing

Lender are satisfied, the amount of any Commitment or Commitments of any Affiliate of the relevant Existing Lender to be retained shall be aggregated with the Commitment or Commitments of the Existing Lender to be transferred and/or retained (as the case may be).

(e)           An assignment will only be effective on:

(i)            receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)           the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)          the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)            A transfer will only be effective on:

(i)            the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(ii)           procedure set out in Clause 31.5 (Procedure for transfer) being complied with.

(g)           If:

(i)            a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)           as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This paragraph (g) shall not apply in relation to Clause 20.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii)(B) of Clause 20.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

(h)           Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

31.3        Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,500.

31.4        Limitation of responsibility of Existing Lenders

(a)           Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)            the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)           the financial condition of any Obligor;

(iii)          the performance and observance by any Obligor or any other member of the Restricted Group of its obligations under the Transaction Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)           will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)           Nothing in any Finance Document obliges an Existing Lender to:

(i)            accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(ii)           support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

31.5        Procedure for transfer

(a)           Subject to the conditions set out in Clause 31.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and update the Register in accordance with Clause 34.18 (Register). The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)           The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)           Subject to Clause 31.9 (Pro rata interest settlement), on the Transfer Date:

(i)            to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and other members of the Restricted Group party to any Finance Document and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)           each of the Obligors and other members of the Restricted Group party to any Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Restricted Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; and

(iii)          the New Lender shall become a Party as a “Lender”.

31.6        Procedure for assignment

(a)           Subject to the conditions set out in Clause 31.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)           The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)           Subject to Clause 31.9 (Pro rata interest settlement), on the Transfer Date:

(i)            the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)           the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)          the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)           Lenders may utilise procedures other than those set out in this Clause 31.6 to assign their rights under the Finance Documents (but not, without the consent of the Company or unless in accordance with Clause 31.5 (Procedure for transfer), to obtain a release by each Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 31.2 (Conditions of assignment or transfer).

31.7        Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

31.8        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 31, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)           any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)           in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)            release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)           require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

31.9        Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 31.5 (Procedure for transfer) or any assignment pursuant to Clause 31.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)           any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and

(b)           the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)            when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)           the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 31.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

32.          [INTENTIONALLY LEFT BLANK]

33.          CHANGES TO THE OBLIGORS

33.1        Assignment and transfers by Obligors

No Obligor or any other member of the Restricted Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents (save in the case of a Permitted Change of Borrower).

33.2        Additional Guarantors

(a)           Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 27.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries which is a member of the Restricted Group become a Guarantor.

(b)           A member of the Restricted Group shall become an Additional Guarantor if:

(i)            the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)           the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)           The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

33.3        Resignation of a Guarantor

(a)           In this Clause 33.3 and Clause 33.5 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Restricted Group where that disposal is permitted under this Agreement (and the Company has confirmed this is the case) or made with the approval of the Majority Lenders.

(b)           The Company may request that a Guarantor (other than the Company or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)            that Guarantor is being disposed of by way of a Third Party Disposal and the Company has confirmed this is the case; or

(ii)           all the Lenders have consented to the resignation of that Guarantor.

(c)           The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)            the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)           no payment is due from the Guarantor under Clause 25.1 (Guarantee and indemnity).

(d)           Subject to paragraph (e) below, upon notification by the Agent to the Company of its acceptance of the Resignation Letter, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(e)           The resignation of a Guarantor which is the subject of a Third Party Disposal shall not take effect (and the Guarantor will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

33.4        Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Restricted Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 26.34 (Times at which representations are made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

33.5        Resignation and release of Security on disposal

Without prejudice to the provisions of the Intercreditor Agreement, if a Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)           where that Guarantor created Transaction Security over any of its assets or business (including the assets or business of any of its Subsidiaries that is to cease to be a member of the Restricted Group as a result of the disposal in favour of the Security Trustee), or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Guarantor (or any of its Subsidiaries that is to cease to be a member of the Restricted Group as a result of the disposal), the Security Trustee may, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation in accordance with the Intercreditor Agreement;

(b)           the resignation of that Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(c)           if the disposal of that Guarantor is not made, the Resignation Letter of that Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Guarantor and the Transaction Security created or intended to be created by or over that Guarantor and its Subsidiaries shall continue in such force and effect as if that release had not been effected.

SECTION 10
THE FINANCE PARTIES

34.          ROLE OF THE AGENT

34.1        Appointment of the Agent

(a)           Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.  The provisions of this Section 10 are solely for the benefit of the Agent and the Lenders, and no Obligor shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Finance Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           Each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

34.2        Duties of the Agent

(a)           Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)           Without prejudice to Clause 31.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(c)           Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)           If the Agent receives written notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)           If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party under this Agreement it shall promptly notify the other Finance Parties.

(f)            The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(g)           The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Finance Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Representatives.  The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Representatives of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the Facility provided for herein as well as activities as Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

34.3        No fiduciary duties

(a)           Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)           The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

34.4        Business with the Group

The Agent may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking or other business with any member of the Group.

34.5        Rights and discretions

(a)           The Agent may rely on:

(i)            any representation, notice or document believed by it to be genuine, correct and appropriately authorized, and shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Finance Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, or (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Finance Document; and

(ii)           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)           The Agent may assume (unless it has received written notice to the contrary in its capacity as agent for the Lenders) that:

(i)            no Default has occurred (unless it has actual knowledge of a Default arising under Clause 30.1 (Non-payment));

(ii)           any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                               any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                  The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                   Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)                                  The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 18.1 (Market disruption) or Clause 18.2 (Alternative Reference Bank Rate).

34.6                        Majority Lenders’ instructions

(a)                                 Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                 Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)                                  The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                 In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                  The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

(f)                                   The Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Finance Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any insolvency or similar proceedings.

34.7                        Responsibility for documentation

The Agent:

(a)                                 is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)                                 is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)                                  is not responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

34.8                        Exclusion of liability

(a)                                 Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 37.10 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct or wilful breach of any Finance Document.

(b)                                 No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)                                  The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

34.9                        Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 37.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

34.10                 Resignation of the Agent

(a)                                 The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)                                 Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after, to the extent reasonably practicable, consultation with the Company for no more than 5 Business Days) may appoint a successor Agent.

(c)                                  If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)                                 If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 34 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)                                  The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)                                   The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)                                  Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 34.  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)                                 After, to the extent reasonably practicable, consultation with the Company for not more than 5 Business Days, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Company.

34.11                 Replacement of the Agent

(a)                                 After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders), replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)                                 The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                                  The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                                 Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

34.12                 Confidentiality

(a)                                 In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                                  Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

34.13                 Relationship with the Lenders

(a)                                 Subject to Clause 31.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                                     entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                  entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee.  Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

(c)                                  Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 39.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 39.2 (Addresses) and paragraph (a)(iii) of Clause 39.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

34.14                 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                  whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)                                 the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)                                  the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

34.15                 Agent’s management time

Any amount payable to the Agent under Clause 22.3 (Indemnity to the Agent), Clause 24 (Costs and expenses) and Clause 34.9 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 19 (Fees).

34.16                 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

34.17                 Reliance and engagement letters

Each Finance Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

34.18                 Register

(a)                                 The Agent, on behalf of the Borrower, shall maintain a register (the “Register”) for the registration and transfer of the Loans, and shall enter the names and addresses of the registered holders of the Loans, the transfers, of the Loan and the names and addresses of the transferees (including all assignees, successors and participants) of the Loans.

(b)                                 The Borrower shall be provided reasonable opportunities to inspect the Register from time to time.

(c)                                  The Borrower shall treat any registered holder as the absolute owner of any Loans held by such holder, as indicated in the Register (absent manifest error), for the purpose of receiving payment of all amounts payable with respect to such Loans and for all other purposes.

(d)                                 The Loans are registered obligations and the right, title and interest of any Lender and its assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register.

(e)                                  Solely for the purposes of this Clause 34.18 the Agent shall be the Borrower’s agent for purposes of maintaining the Register.

35.                               CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

36.                               SHARING AMONG THE FINANCE PARTIES

36.1                        Payments to Finance Parties

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with

Clause 37 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)                                 the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 37 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 37.5 (Partial payments).

36.2                        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 37.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

36.3                        Recovering Finance Party’s rights

On a distribution by the Agent under Clause 36.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

36.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                 each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                 as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

36.5                        Exceptions

(a)                                 This Clause 36 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)                                  the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

37.                               PAYMENT MECHANICS

37.1                        Payments to the Agent

(a)                                 On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency pursuant to the wiring instructions listed in Schedule 4.

37.2                        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 37.3 (Distributions to an Obligor) and Clause 37.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

37.3                        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 38 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

37.4                        Clawback

(a)                                 Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

37.5        Impaired Agent

(a)           If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 37.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case such payments must be made on the due date for payment under the Finance Documents.

(b)           All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)           A Party which has made a payment in accordance with this Clause 37.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)           Promptly upon the appointment of a successor Agent in accordance with Clause 34.11 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 37.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 37.2 (Distributions by the Agent).

37.6        Partial payments

(a)           If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)            first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent;

(ii)           secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)          thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)           The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)           Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

37.7        Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of, and without condition or any deduction for) set-off, counterclaim, defense or recoupment.

37.8        Business Days

(a)           Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

37.9        Currency of account

(a)           Subject to paragraphs (b) to (e) below, the applicable Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)           A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)           Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)           Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

37.10      Change of currency

(a)           Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)            any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)           any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

37.11      Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)           the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)           the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)           the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)           any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);

(e)           the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 37.11; and

(f)            the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

38.          SET-OFF

Whilst an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the

Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

39.          NOTICES

39.1        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail, fax or letter.

39.2        Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)           in the case of the Company, the Borrower or any Guarantor, that identified with its name below;

(b)           in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)           in the case of the Agent, that identified with its name below,

or any substitute address, email address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

39.3        Delivery

(a)           Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)            if by way of fax, when received in legible form; or

(ii)           if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

(b)           Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)           All notices from or to an Obligor shall be sent through the Agent.

(d)           Any communication or document made or delivered to the Company in accordance with this Clause 39.3 will be deemed to have been made or delivered to each of the Obligors.

39.4        Notification of address and fax number

Promptly upon receipt of notification of an address, email address or fax number or change of address, email address or fax number pursuant to Clause 39.2 (Addresses) or changing its own address, email address or fax number, the Agent shall notify the other Parties.

39.5        Electronic communication

(a)           Any communication to be made between the Agent and a Lender or Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or Obligor:

(i)            agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)           notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)          notify each other of any change to their address or any other such information supplied by them.

(b)           Any electronic communication made between the Agent and a Lender or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent and/or any member of the Restricted Group only if it is addressed in such a manner as the Agent shall specify for this purpose.

39.6        Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

39.7        Use of websites

(a)           The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)            the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)           both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)          the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall, at its own cost, supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall, at its own cost, supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)           The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)           The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)            the Designated Website cannot be accessed due to technical failure;

(ii)           the password specifications for the Designated Website change;

(iii)          any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)          any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)           the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)           Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall at its own cost comply with any such request within10 Business Days.

39.8        English language

(a)           Any notice given under or in connection with any Finance Document must be in English.

(b)           All other documents provided under or in connection with any Finance Document must be:

(i)            in English; or

(ii)           if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40.          CALCULATIONS AND CERTIFICATES

40.1        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

40.2        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

40.3        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40.4        Personal Liability

If an individual signs a certificate on behalf of any member of the Group and the certificates proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or recklessly in giving the certificate.  In this case any liability of the individual will be determined in accordance with applicable law.

41.          PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42.          REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

43.          AMENDMENTS AND WAIVERS

43.1        Intercreditor Agreement

This Clause 43 is subject to the terms of the Intercreditor Agreement.

43.2        Required consents

(a)           Subject to Clause 43.3 (Exceptions) any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)           The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43.

(c)           Each Obligor agrees to any such amendment or waiver permitted by this Clause 43 which is agreed to by the Company.  This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

43.3        Exceptions

(a)           An amendment or waiver that has the effect of changing or which relates to:

(i)            the definitions of “Majority Lenders” and “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)           an extension to the date of scheduled payment of any amount under the Finance Documents;

(iii)          an extension of the Availability Period;

(iv)          a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than as a result of the application of the Margin ratchet);

(v)           a change in currency of payment of any amount under the Finance Documents;

(vi)          an increase in or an extension of any Commitment or Total Commitments;

(vii)         a change to the Borrower or Guarantors other than in accordance with Clause 33 (Changes to the Obligors);

(viii)        any provision which expressly requires the consent of all the Lenders;

(ix)       Clause 2.2 (Finance Parties’ rights and obligations), Clause 29.13 (Amendments), Clause 31 (Changes to the Lenders), Clause 36 (Sharing among the Finance Parties) or this Clause 43; or

(x)        subject to the terms of the Intercreditor Agreement, any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

shall not be made without the prior consent of all the Lenders.

(b)           An amendment or waiver which relates to the rights or obligations of the Agent (in its capacity as such) may not be effected without the consent of the Agent.

(c)           Any amendment or waiver that has the effect of changing or that relates to:

(i)            subject to the terms of the Intercreditor Agreement, the nature or scope of the Charged Property (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(ii)           the nature or scope of or release of any guarantee and indemnity granted under Clause 25 (Guarantee and indemnity) or, subject to the terms of the Intercreditor Agreement, of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(iii)          any change to the requirements set out in Clause 1.6 of Schedule 17 (Restrictive Covenants); or

(iv)          any provision which expressly requires the consent of the Super Majority Lenders (save for this Clause 43);

may only be made with the consent of the Super Majority Lenders.

(d)           Any amendment or waiver that has the effect of changing or that relates to a change to Clause 14 (Mandatory prepayments) (including, subject to compliance by the Lenders and the Agent with any “know your client” or other requirements, the definition of “Change of Control”) may only be made with the consent of a Lender or Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments immediately prior to that reduction).

(e)           If a Lender does not accept or reject a request for consent within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made and Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments have given their consent, its Commitment shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether the requisite level of Total Commitments has been obtained to approve that request.

43.4        Replacement of Lender

(a)           If at any time while there are at least two Lenders:

(i)            any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)           an Obligor becomes obliged to repay any amount in accordance with Clause 13.1 (Illegality) or to pay additional amounts pursuant to Clause 21.1 (Increased Costs) or Clause 20.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)           The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)            the Company shall have no right to replace the Agent or Security Trustee;

(ii)           neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)          in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 20 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company;

(iv)          in the event of a replacement of a Non-Consenting Lender immediately following the transfer of a transferring Lender’s participations to the Replacement Lender, unanimous consent to the request for consent, waiver or amendment will be obtained; and

(v)           in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)           In the event that:

(i)            the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)           the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)          Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender” on the date falling 10 Business Days after the date on which such consent, waiver or amendment was requested.

44.          CONFIDENTIALITY

44.1        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)           to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)           to any person:

(i)            to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)           with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)          appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 34.13 (Relationship with the Lenders));

(iv)          who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)           to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)          to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 31.8 (Security over Lenders’ rights);

(vii)         to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)        who is a Party; or

(ix)          with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)          in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)          in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)          in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably), it is not practicable so to do in the circumstances;

(c)           to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii)above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)           to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)           the size and term of the Facility and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents.

44.3        Disclosure to numbering service providers

(a)           Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)            names of Obligors;

(ii)           country of domicile of Obligors;

(iii)          place of incorporation of Obligors;

(iv)          date of this Agreement;

(v)           the names of the Agent;

(vi)          date of each amendment and restatement of this Agreement;

(vii)         amount of Total Commitments;

(viii)        currencies of the Facility;

(ix)          type of Facility;

(x)           ranking of Facility;

(xi)          Termination Date for Facility;

(xii)         changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)        such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)           The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)           Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price sensitive information.

(d)           The Agent shall notify the Company and the other Finance Parties of:

(i)            the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)           the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

44.4        Entire agreement

This Clause 44 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.6        Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)           of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)           upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44 (Confidentiality).

44.7        Continuing obligations

The obligations in this Clause 44 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)           the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)           the date on which such Finance Party otherwise ceases to be a Finance Party.

45.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

46.          GOVERNING LAW

(a)           Subject to paragraph (b) below, this Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)           Schedule 17 (Restrictive Covenants) of this Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of the State of New York.

47.          ENFORCEMENT

47.1        Jurisdiction of English courts

(a)           The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

(b)           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

PART 1
THE ORIGINAL OBLIGORS

Name of Borrower	Place of Incorporation	Registration Number (or equivalent, if any)
MU Finance plc	England & Wales	07088267

Name of Original Guarantor	Place of Incorporation	Registration Number (or equivalent, if any)
Red Football Limited	England & Wales	5370076
Manchester United Limited	England & Wales	2570509
Red Football Junior Limited	England & Wales	5370078
Manchester United Football Club Limited	England & Wales	95489
MU Finance plc	England & Wales	07088267

PART II
THE ORIGINAL LENDERS

Name of Original Lender	Facility Commitment ($)
Bank of America, N.A.	$315,700,000

Total
$315,700,000

SCHEDULE 2
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO UTILISATION

1.             Obligors

(a)           A copy of the Constitutional Documents and of the constitutional documents of each Original Obligor.

(b)           A copy of a resolution of the board of directors (or, if applicable, a committee of the board) of each Original Obligor:

(i)            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)           authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)          in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)           If applicable, a copy of a resolution of the board of directors of the Original Obligor, establishing the committee referred to in paragraph (b) above.

(d)           A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)           A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(f)            A copy of a resolution of the board of directors of each corporate shareholder of each Original Guarantor approving the terms of the resolution referred to in paragraph (e) above.

(g)           A certificate of an authorised signatory of the Company confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(h)           A certificate of an authorised signatory of the Company and each Original Obligor certifying that each copy document relating to it specified in this Part

I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.             Transaction Documents

(a)           A certified copy of the RCF Facilities Agreement as in effect on the Closing Date.

(b)           A certified copy of the Note Indenture as in effect on the Closing Date.

(c)           A certified copy of the Senior Note Guarantee as in effect on the Closing Date.

(d)           A certified copy of each Transaction Security Document as in effect on the Closing Date.

(e)           A certified copy of the Intercreditor Agreement executed by the members of the Group party to that Agreement as in effect on the Closing Date.

(f)            A certified copy of each Material Contract as in effect on the Closing Date.

3.             Finance Documents

(a)           This Agreement executed by the members of the Group party to this Agreement.

(b)           The Fee Letter executed by the Company.

(c)           The Creditor Intercreditor Accession Undertaking duly executed by all parties or such other document required to enable the Lenders to become party to the Intercreditor Agreement as a Pari Passu Creditor.

4.             Legal opinions

The following legal opinions, each addressed to the Agent and the Original Lender:

(a)           a legal opinion of McGuireWoods London LLP, legal advisers to the Agent and the Original Lender as to English law substantially in the form distributed to the Original Lender prior to signing this Agreement; and

(b)           a legal opinion of McGuireWoods LLP as to New York law substantially in the form distributed to the Original Lender prior to signing this Agreement.

5.             Other documents and evidence

(a)           The Funds Flow Statement.

(b)           The Group Structure Chart.

(c)           The Champions League Adjustment Spreadsheet.

(d)           The Base Case Model.

(e)                                  A copy of the Original Financial Statements (if any) of each Obligor.

(f)                                   A Certificate of an authorised signatory of the Company addressed to the Finance Parties confirming which companies within the Restricted Group are Material Companies and that (i) the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), the aggregate gross assets and the aggregate turnover of the Original Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Restricted Group items) exceeds 90 per cent. of the Consolidated EBITDA, the consolidated gross assets and consolidated turnover of all the members of the Restricted Group (ii) or that the conditions set out in paragraph (c) of Clause 29.14 (Guarantors) are met.

(g)                                  “know your customer” information in respect of the Original Obligors.

(h)                                 Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 19 (Fees), and Clause 24 (Costs and expenses) have been paid or will be paid by the Closing Date.

(i)                                     A copy of each document required for the redemption of the Redemption Notes, including without limitation the Officers’ Certificate (as defined in the Note Indenture) and the notice of redemption.

(j)                                    A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE
DELIVERED BY AN ADDITIONAL GUARANTOR

1.                                      An Accession Deed executed by the Additional Guarantor and the Company.

2.                                      A copy of the constitutional documents of the Additional Guarantor.

3.                                      A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Guarantor:

(a)                                 approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is a party;

(b)                                 authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)                                 authorising the Company to act as its agent in connection with the Finance Documents.

4.                                      If applicable, a copy of a resolution of the board of directors of the Additional Guarantor, establishing the committee referred to in paragraph 3 above.

5.                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.                                      A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.                                      A copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.

8.                                      A certificate of an Authorised Signatory of the Additional Guarantor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.                                     A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

10.                               A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.                               If available, the latest audited financial statements of the Additional Guarantor.

12.                               The following legal opinions, each addressed to the Agent, the Security Trustee and the Lenders:

(a)                                 A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)                                 If the Additional Guarantor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 26.29 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

13.                               Any security documents which are required by the Agent to be executed by the proposed Additional Guarantor.

14.                               Any notices or documents required to be given or executed under the terms of those security documents.

15.                               If the Additional Guarantor is incorporated in England and Wales, Scotland or Northern Ireland evidence that the Additional Guarantor has done all that is necessary (including, without limitation, by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Guarantor to enter into the Finance Documents and perform its obligations under the Finance Documents.

SCHEDULE 3
REQUESTS

PART I
UTILISATION REQUEST

From:                                                               [Borrower] [Company]*

To:                                                                             Bank of America, N.A. as Agent

Adi Khambata

Loan Services

26 Elmfield Road

Bromley, BR1 1QA

United Kingdom

44 208 695 3389 (telephone)

44 208 313 2140 (fax)

emealoanservicebromley@bankofamerica.com

Dated:

Red Football Limited / MU Finance plc — $315,700,000 Facility Agreement

dated 20 May 2013 (the “Agreement”)

Dear Sirs:

1.                                      We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                      We wish to borrow a Loan on the following terms:

(a) Borrower:	[•]

(b) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c) Currency of Loan:	U.S. dollars

(d) Amount:	$[•](1)

(e) Interest Period:	[•]

(1)  Aggregate amount drawn by the Borrower must be equal to the Available Facility.

3.                                      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                      [The proceeds of this Loan should be credited to [account]].

5.                                      This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[the Company on behalf of] [insert name of Borrower]*

NOTES:

*                               Amend as appropriate.  The Utilisation Request can be given by the Borrower or by the Company.

PART II
SELECTION NOTICE

From:                                                               [Borrower] [Company]*

To:                                                                             Bank of America, N.A. as Agent

Adi Khambata

Loan Services

26 Elmfield Road

Bromley, BR1 1QA

United Kingdom

44 208 695 3389 (telephone)

44 208 313 2140 (fax)

emealoanservicebromley@bankofamerica.com

Dated:

Red Football Limited / MU Finance plc — $315,700,000 Facility Agreement

dated 20 May 2013 (the “Agreement”)

Dear Sirs:

1.                                      We refer to the Agreement.  This is a Section Notice.  Terms defined in the Agreement have the same meaning in the Selection Notice unless given a different meaning in this Selection Notice.

2.                                      We refer to the following Loan in [identify currency] with an Interest Period ending on [              ].

3.                                      We request that the next Interest Period for the above Loan is [              ].

4.                                      We request that the above Loan is denominated in the same currency for the next Interest Period.

5.                                     This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[the Company on behalf of] [name of Borrower]

SCHEDULE 4
WIRING INFORMATION

Bank Payment Instructions

USD

Bank Name:	Bank of America, N.A., New York
Address:	335 Madison Avenue, New York, NY 10017, USA
SWFIT:	BOFAUS3N
Acct Name:	Bank of America, N.A., London
SWIFT:	BOFAGB22
Acct No:	34915043
Attn:	Loan Service / 047 / Manchester United

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:                                                                             Bank of America, N.A. as Agent and [•] as Security Trustee

From:                                                               [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Red Football Limited / MU Finance plc — $315,700,000 Facility Agreement

dated 20 May 2013 (the “Facility Agreement”)

1.                                      We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement).  This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement).  Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.                                     We refer to clause 31.5 (Procedure for transfer) of the Facility Agreement:

(a)                                 The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 31.5 (Procedure for transfer) of the Facility Agreement.

(b)                                 The proposed Transfer Date is [•].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 39.2 (Addresses) of the Facility Agreement are set out in the Schedule.

3.                                      The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 31.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

4.                                      The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)                                 [a Qualifying Lender other than a UK Treaty Lender;]

(b)                                 [a UK Treaty Lender;]

(c)                                  [not a Qualifying Lender];*

*                      Delete as applicable - each New Lender is required to confirm which of these three categories it falls within, and also that it is a US Qualifying Lender.

and that it is also

(d)                                 a US Qualifying Lender.

5.                                      [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                 a company resident in the United Kingdom for United Kingdom tax purposes;

(b)                                 a partnership each member of which is:

(i)                                     a company so resident in the United Kingdom; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that Company.]

[5./6.]                [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [  ]) and is tax resident in [    ] (2), so that interest payable to it by the Borrower is generally subject to full exemption from UK withholding tax, and requests that the Company notify the Borrower that it wishes that scheme to apply to the Agreement.](3)

[6./7.]                [We refer to clause [19.5] (Change of RCF Lender) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a [Pari Passu] Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a [Pari Passu] Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Pari Passu] Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

[7./8.]                This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(2)  Insert jurisdiction of tax residence.

(3)  Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

[8./9.]                This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[9./10.]         This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:                 The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Trustee, and the Transfer Date is confirmed as [•].

Bank of America, N.A., as Agent

By:

[Security Trustee]

By:

SCHEDULE 6
FORM OF ASSIGNMENT AGREEMENT

To:	Bank of America, N.A. as Agent, [•] as Security Trustee and Red Football Limited as Company for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Red Football Limited / MU Finance plc — $315,700,000 Facility Agreement dated 20 May 2013 (the “Facility Agreement”)

1.             We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement).  Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.             We refer to clause 31.6 (Procedure for assignment) of the Facility Agreement:

(a)           The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement as specified in the Schedule.

(b)           The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement specified in the Schedule.

(c)           The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.             The proposed Transfer Date is [•].

4.             On the Transfer Date the New Lender becomes:

(a)           party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)           party to the Intercreditor Agreement as a [Pari Passu] Lender.

5.             The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 39.2 (Addresses) of the Facility Agreement are set out in the Schedule.

6.             The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 31.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

7.             The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)           [a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender;]

(b)           [a UK Treaty Lender;]

(c)           [not a Qualifying Lender];

and that it is also

(d)           a US Qualifying Lender.

8.             [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)           a company resident in the United Kingdom for United Kingdom tax purposes;

(b)           a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

[8./9.]  [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [    ]) and is tax resident in [      ](4), so that interest payable to it by the Borrower is generally subject to full exemption from UK withholding tax, and requests that the Company notify the Borrower that it wishes that scheme to apply to the Agreement.]

(4) Insert jurisdiction of tax residence.

[9./10.] [We refer to clause [19.5] (Change of RCF Lender) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a [Pari Passu] Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a [Pari Passu] Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Pari Passu] Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[10./11.]  This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 31.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

[11./12.]  This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[12./13.]  This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[13./14.]  This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:      The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Trustee, and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

Bank of America, N.A., as Agent

By:

[Security Trustee]

By:

SCHEDULE 7
FORM OF ACCESSION DEED

To:	Bank of America, N.A. as Agent and [•] as Security Trustee for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Restricted Subsidiary] and Red Football Limited

Dated:

Dear Sirs:

Red Football Limited / MU Finance plc — $315,700,000 Facility Agreement dated 20 May 2013 (the “Facility Agreement”)

1.            We refer to the Facility Agreement and to the Intercreditor Agreement.  This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement).  Terms defined in the Facility Agreement have the same meaning in paragraphs 1 to 3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.             [Restricted Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional Guarantor pursuant to Clause 33.2 (Additional Guarantors) of the Facility Agreement.  [Restricted Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [                   ].

3.             [Restricted Subsidiary’s] administrative details for the purposes of the Facility Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.             [Restricted Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)           Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)           The Acceding Debtor and the Security Trustee agree that the Security Trustee shall hold:

(i)            [any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)           all proceeds of that Security; and]

(iii)          all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Trustee as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Trustee as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)           The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)           [In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].

[4]/[5] This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Trustee (for the purposes of paragraph 4 above only), signed on behalf of the Company and executed as a deed by [Restricted Subsidiary] and is delivered on the date stated above.

[Restricted Subsidiary]

[EXECUTED AS A DEED )

By: [Subsidiary] )

Director

Director/Secretary

OR

[EXECUTED AS A DEED

By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Company

Red Football Limited

By:

The Security Trustee

[Full Name of Current Security Trustee]

By:

Date:

SCHEDULE 8
[INTENTIONALLY LEFT BLANK]

SCHEDULE 9
FORM OF COMPLIANCE CERTIFICATE

To:                                                                             Bank of America, N.A. as Agent

Matt Wyche

Director

214 N. Tryon Street

Charlotte, NC 28255

United States of America

(980) 388-3826 (telephone)

(704) 208-2794 (fax)

Matt.wyche_iv@baml.com

Fiona Gee

5 Canada Square

London, E14 5AQ

United Kingdom

44 207 996 0462 (telephone)

44 207 174 6436 (fax)

Fiona.gee@baml.com

From:                                                               Red Football Limited

Dated:

Red Football Limited / MU Finance plc — $315,700,000 Facility Agreement

dated 20 May 2013 (the “Facility Agreement”)

Dear Sirs:

1.                                      We refer to the Facility Agreement.  This is a Compliance Certificate.  Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                      We confirm that Consolidated EBITDA for the most recently completed Relevant Period was [•] and we set out in the Schedule (Calculation of Consolidated EBITDA, Total Net Leverage Ratio and Excess Cashflow) hereto detail of the calculation of this amount.

3.                                      [We confirm that no Default is continuing.]*

4.                                      [We confirm that the following companies constitute Material Companies for the purposes of the Facility Agreement: [•].]

5.                                      [We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), the aggregate gross assets and the aggregate turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) represents not less than 90 per cent of Consolidated EBITDA, consolidated gross assets and consolidated turnover of the Restricted Group/the conditions set out in paragraph (c) of Clause 29.14 (Guarantors) are met.]

6.                                      We confirm that the Total Net Leverage Ratio for the most recently completed Relevant Period was [•] and we set out in the Schedule (Calculation of Consolidated EBITDA, Total Net Leverage Ratio and Excess Cashflow) hereto detail of the calculation of this amount.

7.                                      [We confirm that the Excess Cashflow for the most recently completed Financial Year was [•] and we set out in the Schedule (Calculation of Consolidated EBITDA, Total Net Leverage Ratio and Excess Cashflow) hereto detail of the calculation of this amount.][We confirm that there was no Excess Cashflow for the most recently completed Financial Year and we set out in the Schedule (Calculation of Consolidated EBITDA, Total Net Leverage Ratio and Excess Cashflow) hereto detail of such calculation .]#

Signed
	[ ]	[ ]
	of	of
	Red Football Limited	Red Football Limited

[insert applicable certification language]

for and on behalf of [name of auditors of Red Football Limited]

NOTES:

*                               If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

#                               To be included only in connection with the delivery of the annual audited financial statements.

THE SCHEDULE

CALCULATION OF CONSOLIDATED EBITDA, TOTAL NET LEVERAGE RATIO AND EXCESS CASHFLOW

1.                  Calculation of Consolidated EBITDA

Relevant line item	Amount (£)

The consolidated profits of the Restricted Group from ordinary activities before taxation in respect of that Relevant Period	[•]

including any amount attributable to the amortisation or impairment of intangible assets or the depreciation or impairment of tangible assets	[•]

including any Consolidated Net Finance Charges	[•]

including any one-off expenses or charges incurred in connection with the incurrence or issuance of (i) any Financial Indebtedness under or which is permitted by the Finance Documents or (ii) any other equity issuance which is permitted by the Finance Documents

[•]

including any items treated as exceptional or extraordinary items	[•]

including any accrued interest received by or owing to any member of the Restricted Group	[•]

including any realised and unrealised exchange gains and losses including those arising on translation of currency debt	[•]

including any gain or loss arising from an upward or downward revaluation of any asset or arising from the acquisition or disposal of player registrations	[•]

deducting any profit of any member of the Restricted Group which is attributable to minority interests	[•]

deducting any profit of any investment or entity (which is not itself a member of the Restricted Group) in which any member of the Restricted Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Restricted Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Restricted Group through distributions by such investment or entity

[•]

after excluding the amount of any profit or loss which is attributable to any Material Disposal made in the Relevant Period	[•]

Relevant line item	Amount (£)

after deducting to the extent not already taken into account, all rent and other property costs of a revenue nature	[•]

Consolidated EBITDA	[•]

2.                  Calculation of Total Net Leverage Ratio

Relevant line item	Amount (£)

the aggregate amount of all obligations of the Restricted Group for or in respect of the principal amount of Borrowings	[•]

excluding obligations to any other member of the Restricted Group	[•]

excluding Subordinated Liabilities	[•]

including, in the case of finance leases, only the capitalised value thereof	[•]

deducting aggregate amount of Cash and Cash Equivalent Investments held by any member of the Restricted Group at that time	[•]

Consolidated EBITDA	[•]

Total Net Leverage Ratio	[•]: 1.00

3.                  [Calculation of Excess Cashflow]

Relevant line item	Amount (£)

Consolidated EBITDA	[•]

[adding any decrease][deducting any increase] in Working Capital	[•]

[adding any cash receipts][deducting any cash payments] in respect of any Exceptional Items not already taken account of in calculating Consolidated EBITDA	[•]

[adding any cash receipts in respect of any Tax rebates or credits][deducting the amount actually paid or due and payable in respect of Taxes] by any member of the Restricted Group	[•]

[adding any amount of any dividends or other profit distributions received in cash by any member of the Group from any entity which is itself not a member of the Group][deducting the amount of	[•]

any dividends paid in cash to minority shareholders in members of the Restricted Group]

[adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities)][deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities)]

[•]

deducting Capital Expenditures actually made in cash by any member of the Restricted Group except (in each case) to the extent funded from the proceeds of any Disposal or insurance claims permitted to be retained for this purpose

[•]

Cashflow	[•]

Debt Service for the most recently completed Financial Year	[•]

Excess Cashflow	[•]

SCHEDULE 10
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SCHEDULE 11
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SCHEDULE 12
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SCHEDULE 13
MATERIAL COMPANIES

Red Football Limited

Red Football Junior Limited

Manchester United Limited

Manchester United Football Club Limited

MU Finance plc

SCHEDULE 14
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SCHEDULE 15
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SCHEDULE 16
TABLE OF VALUES FOR X

1.                                      The value of X in any Financial Year will be the amount determined using the Champions League Adjustment Spreadsheet and set out in the row labelled “EBITDA” in the column corresponding to that Financial Year after the following adjustments (the “Adjustments”) have been made in the electronic version of the spreadsheet (and, for the avoidance of doubt, with no other adjustments):

(a)                                 the figure in the Total Match Day income row of the spreadsheet for a Financial Year (the “Relevant Year”) will be determined by: (i) adjusting the revenue in the line item entitled “European Cups” in the Annual Financial Statements for the most recent Financial Year in which the first team of MUFC participated in the Champions League (the “Previous Year”) to reflect any increase or decrease in ticket prices announced prior to the start of the Relevant Year that would be applicable in the Relevant Year; (ii) aggregating the amount described in paragraph (i) above with the revenue (increased or decreased for the then prevailing rate (RPI) of inflation or deflation) in the line items entitled “Hospitality — Match Day” and “Catering (match day)” (minus any intra-Restricted Group items) in the Annual Financial Statements for the Previous Year; (iii) dividing the sum of the amount described in paragraph (ii) by the number of Champions League matches played at the Stadium in the Previous Year; and (iv) multiplying the product of paragraph (iii) by four;

(b)                                 any increase or decrease in the Sterling Equivalent (as defined in Schedule 17 (Restrictive Covenants)) of Media and sponsorship revenues that would have been received by the Restricted Group from UEFA in respect of the Champions League (or, in each case, any replacement body or competition) had the first team of MUFC finished third in the FAPL (or any replacement competition) and qualified for the first knock-out stage of the Champions League will be taken into account in calculating the figure in the row labelled “European TV & Radio” in the column corresponding to that Financial Year; and

(c)                                  any increase or decrease in the portion of revenue from the Material Contract described in paragraph (a) of the definition thereof (or any replacement contract) that is dependent on the first team of MUFC qualifying for the Champions League in a Financial Year will be taken into account in calculating the figure in the row labelled “Nike” in the column corresponding to that Financial Year.

2.                                      The add back in respect of each Financial Year shall be applied according to the following quarterly schedule:

Financial Quarter Ending	Percentage Application
September	20.0%
December	45.0%
March	35.0%
June	0.0%

SCHEDULE 17
RESTRICTIVE COVENANTS

1.                                      ASSET SALES

1.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(a)                                 the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)                                 at least 75 per cent. of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following will be deemed to be cash:

(i)                                     any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Facility) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(ii)                                  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(iii)                               Indebtedness of any Restricted Subsidiary of the Company or preferred stock of an Obligor other than the Company, in each case that is no longer a Restricted Subsidiary of the Company as a result of such Asset Sale, to the extent that the Company and its Restricted Subsidiaries following such Asset Sale are released from any guarantee of such Indebtedness or preferred stock in connection with such Asset Sale;

(iv)                              consideration consisting of Indebtedness of the Company or any of its Restricted Subsidiaries or preferred stock of an Obligor other than the Company which is either repaid in full or cancelled in connection with such Asset Sale; and

(v)                                 any Capital Stock or assets of the kind referred to in paragraphs (b) or (d) of Clause 1.2 below,

provided that, in no event will the Company or any of its Restricted Subsidiaries sell, lease, convey or otherwise dispose of all or part of the Specified Asset other than to an Obligor.

1.2                               Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(a)                                 to repay, repurchase, prepay or redeem (i) outstanding amounts of the Loan hereunder, (ii) Indebtedness of any Obligor incurred pursuant to paragraph (c) of Clause 3.2 below that is secured by a Lien on the Collateral and that is not subordinated in right of payment with the obligations hereunder (including without limited Clause 25 (Guarantee and Indemnity)) or under any other Finance Document, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (iii) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor, or (iv) the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100 per cent. of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (a “Notes Offer”);

(b)                                 to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(c)                                  to make a capital expenditure; or

(d)                                 to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) other assets (other than Capital Stock) that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Finance Documents.

1.3                               Any Net Proceeds from Asset Sales that are not applied or invested as provided in Clause 1.2 above will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds £15.0 million, within five Business Days thereof, the Borrower will make an Asset Sale Offer to all Lenders in accordance with Section 3.10 of the Note Indenture to prepay outstanding amounts of the Loan (plus all accrued interest on the Loan and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be prepaid out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of all such Indebtedness offered to be purchased, prepaid or redeemed in accordance with Section 3.10 of the Note Indenture, plus accrued and unpaid interest and any other additional amounts, if any, to the date of prepayment, subject to the rights of the Lenders on the relevant payment date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If, pursuant to Section 3.10 of the Note Indenture, the aggregate principal amount of the Loan and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate principal amount of Notes tendered pursuant to a Notes Offer under the Note Indenture exceeds the amount of Net Proceeds so applied, the trustee to the Notes will select the Notes, the Loans and such other pari passu Indebtedness to be purchased, prepaid or redeemed, as applicable, on a pro rata basis, based on the amounts tendered or required to be purchased, prepaid or redeemed. For the purposes of calculating the principal amount of any such Indebtedness not denominated in sterling, such Indebtedness shall be calculated by converting any such principal amounts into their Sterling Equivalent determined as of the Business Day immediately prior to the date on which the Asset Sale Offer is announced. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

2.                                      RESTRICTED PAYMENTS

2.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)                                 declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any of its Restricted Subsidiaries);

(b)                                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent entity of the Company;

(c)                                  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Obligor that is contractually subordinated to the Facility (excluding (i) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Obligor that is contractually subordinated to the Facility purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d)                                 make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Funding;

(all such payments and other actions set forth in these paragraphs (a) to (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)                                     no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Clause 3.1 below; and

(iii)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by paragraphs (b), (c), (e), (f), (g), (h), (i), (j), (k), (m) and (n) of Clause 2.2) is less than the sum, without duplication, of:

(A)                               50 per cent. of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100 per cent. of such deficit); plus

(B)                               100 per cent. of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and Excluded Contributions) or from Subordinated Shareholder Funding or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (including such cash proceeds received in connection with any such conversion or exchange) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), excluding, in each case, any such contribution that constitutes Relevant Equity; plus

(C)                               to the extent that Restricted Investments that were made after the date of the Facility Agreement are sold for cash and/or Cash Equivalents or otherwise liquidated or repaid for cash and/or Cash Equivalents, the lesser of (A) the cash return of capital with respect to such Restricted Investments (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investments; plus

(D)                               to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Facility Agreement is redesignated as a Restricted Subsidiary after the date of the Facility Agreement, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Facility Agreement; plus

(E)                                upon the full and unconditional release of a Restricted Investment that is a guarantee made by the Company or one of its Restricted Subsidiaries to any Person, an amount equal to the amount of such guarantee; plus

(F)                                 the initial amount of any Restricted Investment made after the Issue Date in a Person that becomes a Restricted Subsidiary; plus

(G)          100 per cent. of any dividends received in cash by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

2.2                               The preceding provisions will not prohibit:

(a)                                 the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Finance Documents;

(b)                                 the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital or Subordinated Shareholder Funding to the Company; (excluding any such contribution that constitutes Relevant Equity) provided that the amount of any such net cash proceeds that are utilised for any such Restricted Payment will be excluded from paragraph (iii)(B) of Clause 2.1 above;

(c)                                  the repurchase, redemption, defeasance or other acquisition or retirement for value of (i) Indebtedness of the Company or any Obligor that is contractually subordinated to the Facility with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; or (ii) Indebtedness of the Company or any Obligor that is subordinated in right of payment to the Facility (other than any Indebtedness so subordinated and held by Affiliates of the Company) upon an Asset Sale to the extent required by the agreements governing such Indebtedness, but only if the Issuer shall have complied with its obligations under Clause 1 (Asset Sales) and the Obligors shall have complied with the terms of the Facility Agreement prior to offering to purchase, purchasing or repaying such Indebtedness;

(d)                                 the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, any of its Restricted Subsidiaries or any Parent Entity held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, employment agreements, or similar agreements or stock option plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed £3.0 million in any twelve month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests of the Company, any of its Restricted Subsidiaries or any Parent Entity to current or former officers, directors, employees or consultants of the Company, any of its Restricted Subsidiaries or any Parent Entity to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to paragraph (iii) of Clause 2.1 and do not constitute Relevant Equity;

(e)                                  the repurchase of Equity Interests of the Company or any Parent Entity deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(f)                                   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under Clause 3.1;

(g)                                  payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(h)                                 the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(i)                                     payments pursuant to any tax sharing agreement or arrangement among the Company and its Subsidiaries and other Persons with which the Company or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is a part of a group for tax purposes; provided, however, that such payments will not exceed the amount of tax that the Company and its Subsidiaries would owe on a standalone basis and the related tax liabilities of the Company Guarantor and its Subsidiaries are relieved thereby;

(j)                                    the declaration and payment of dividends or other distributions, or the making of loans, by the Company or any of its Restricted Subsidiaries to any Parent Entity in amounts and at times required to pay:

(i)                                     franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent Entity;

(ii)                                  general corporate overhead expenses of any Parent Entity to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries or related to the proper administration of such Parent Entity, including (i) fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors; and (ii) payments in respect of services provided by directors, officers or employees of any such Parent Entity, not to exceed £3.0 million in any calendar year;

(iii)                               any income taxes, to the extent such income taxes are attributable to the income of the Company and any of its Restricted Subsidiaries and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(iv)                              costs (including all professional fees and expenses) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Finance Documents or any other agreement or instrument relating to Indebtedness of the Company or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the US Securities Act, US Exchange Act or the respective rules and regulations promulgated thereunder; and

(v)                                 fees and expenses of any Parent Entity incurred in relation to any public offering or other sale of Capital Stock or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or any of its Restricted Subsidiaries; (ii) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (iii) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity will cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(k)                                 Permitted Transactions;

(l)                                     so long as no Default has occurred and is continuing or would be caused thereby, following a Public Equity Offering that results in a Public Market of the Capital Stock of the Company or any Company Entity, the payment of dividends on the Capital Stock of the Company up to 6 per cent. per annum of the net cash proceeds received by the Company in any such Public Equity Offering or any subsequent public offering of such Capital Stock, or the net cash proceeds of any such Public Equity Offering or subsequent public offering of such Capital Stock of any Parent Entity that are contributed in cash to the Company’s equity (other than through the issuance of Disqualified Stock); provided that if such Public Equity Offering was of Capital Stock of a Parent Entity, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the Capital Stock of such Parent Entity;

(m)                             the declaration and payment of dividends or other distributions, or the making of loans, by the Company or any of its Restricted Subsidiaries to Red Football Joint Venture Limited in an aggregate amount not to exceed £70.0 million since the Issue Date; or

(n)                                 so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed £25.0 million since the Issue Date.

2.3                               The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

3.                                      INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

3.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, incur) any Indebtedness (including Acquired Debt), and the Company will not and will not permit any other Obligor to, issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that:

(a)                                 subject to Clause 3.3 below, the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Obligors (other than the Company) may issue Disqualified Stock, and the Obligors (other than the Company) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0,  in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; and

(b)                                 if the Indebtedness to be incurred is Senior Secured Indebtedness, subject to Clause 3.3 below, the Obligors may incur such Senior Secured Indebtedness if the Consolidated Senior Secured Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is less than 4.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period; provided that such Senior Secured Indebtedness shall not be ranked ahead of the indebtedness under the Finance Documents in the payment waterfall in clause 14 (Application of Proceeds) of the Intercreditor Agreement.

3.2                               Subject to Clause 3.3 below, Clause 3.1 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, the “Permitted Debt”):

(a)                                 the incurrence of Indebtedness under the Facility;

(b)                                 the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(c)                                  the incurrence by the Obligors of (i) Indebtedness represented by the Notes and the related Note Guarantees issued on the Issue Date and (ii) Indebtedness under the RCF Facilities in an aggregate outstanding amount not to exceed £75,000,000 at any time;

(d)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property (real or personal), plant or equipment used or useful in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which were used to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this paragraph (d), not to exceed £50.0 million at any time outstanding;

(e)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Finance Documents to be incurred under Clause 3.1 or paragraphs (b), (c), (e) or (l) of this Clause 3.2;

(f)                                   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of such Restricted Subsidiaries; provided, however, that:

(i)                                     if any Obligor is the obligor on such Indebtedness and the payee is not an Obligor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Facility and the Finance Documents; and

(ii)                                  (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this paragraph (f);

(g)                                  the issuance by any Restricted Subsidiary of the Company to the Company or to any of its Restricted Subsidiaries of shares of preferred stock in compliance with Clause 1.5; provided, however, that:

(i)                                     any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or any of its Restricted Subsidiaries; and

(ii)                                  any sale or other transfer of any such preferred stock to a Person that is not either the Company or any of its Restricted Subsidiaries,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this paragraph (g);

(h)                                 the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(i)                                     the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Clause 3.2; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Facility, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed (and ranking below indebtedness under the Finance Documents in the payment waterfall in clause 14 (Application of Proceeds) of the Intercreditor Agreement);

(j)                                    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, VAT and other tax guarantees, performance and surety bonds in the ordinary course of business;

(k)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(l)                                     Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any of its Restricted Subsidiaries (other than Indebtedness incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company or any of its Restricted Subsidiaries); provided, however, with respect to this paragraph (1), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred the Company would have been able to incur £1.00 of additional Indebtedness pursuant to paragraph (a) of Clause 3.1 after giving pro forma effect to the incurrence of such Indebtedness pursuant to this paragraph (l);

(m)                             Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(n)                                 the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed £50.0 million.

3.3                              No Obligor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Obligors unless such Indebtedness is also contractually subordinated in right of payment to the Facility on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Obligors solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

3.4                               For purposes of determining compliance with this Clause 3, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in paragraphs (a) to (n) of Clause 3.2 above, or is entitled to be incurred pursuant to paragraph (a) of Clause 3.1, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Clause 3.  Indebtedness under the Facility will be deemed to have been incurred under paragraph (a) of the definition of Permitted Debt in Clause 3.2 and may not be reclassified.  The accrual of interest or preferred stock dividends, the accretion or amortisation of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Clause 3; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued.  Notwithstanding any other provision of this Clause 3, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this Clause 3 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

3.5                               The amount of any Indebtedness outstanding as of any date will be:

(a)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)                                 the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c)                                  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)                                     the Fair Market Value of such assets at the date of determination; and

(ii)                                  the amount of the Indebtedness of the other Person.

(d)                                 For purposes of determining compliance with any sterling-denominated restriction on the incurrence of Indebtedness, the Sterling Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that (i) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than sterling, and such refinancing would cause the applicable sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such sterling-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) the Sterling Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date will be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (iii) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in sterling, will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Sterling Equivalent of such amount plus the Sterling Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.

4.                                      LIENS

The Company will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except (i) in the case of any property or asset that does not constitute Collateral, Permitted Liens and (ii) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

5.                                      LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

5.1                               The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with a Person other than the Company or a Restricted Subsidiary of the Company; provided that any Obligor may enter into a sale and leaseback transaction if:

(a)                                 that Obligor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in paragraph (a) of Clause 3.1 (Incurrence of Indebtedness and issuance of preferred stock) and (b) incurred a Lien to secure such Indebtedness pursuant to Clause 4 (Liens);

(b)                                 the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company of the property that is the subject of that sale and leaseback transaction; and

(c)                                  the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with the Finance Documents.

6.                                      DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

6.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)                                 pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)                                 make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)                                  sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

6.2                               However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)                                 agreements governing Existing Indebtedness and the Facility or any other agreement as in effect at or entered into on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(b)                                 the Note Indenture, the Notes and the Note Guarantees, the RCF Facilities, the Intercreditor Agreement and the Transaction Security Documents;

(c)                                  agreements governing other Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Finance Documents;

(d)                                 applicable law, rule, regulation or order;

(e)                                  any agreement or instrument of or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into or incurred in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreement or instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are (i) no more restrictive or (ii) not materially less favourable as determined in good faith by the Issuer, than the dividend and other payment restrictions contained in such instrument at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Finance Documents to be incurred;

(f)                                   customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(g)                                  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in paragraph (c) of Clause 5 (Limitation on sale and leaseback transactions);

(h)                                 any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary of the

Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(i)                                     Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j)                                    Liens permitted to be incurred under Clause 4 (Liens) that limit the right of the debtor to dispose of the assets subject to such Liens;

(k)                                 provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(l)                                     restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(m)                             Hedging Obligations entered into from time to time;

(n)                                 any mortgage financing or mortgage refinancing that imposes restrictions on the real property (including any heritage building rights) securing such Indebtedness; and

(o)                                 agreements governing Indebtedness incurred pursuant to paragraphs (d) and (n) of Clause 3.2 above by a Restricted Subsidiary of the Company that is an Excluded Subsidiary under paragraph (c) of the definition thereof, provided that any encumbrance or restriction in any such agreement is not applicable to any Person, or the properties or assets of any other Person, other than such Restricted Subsidiary or its property or assets.

7.                                      MERGER, CONSOLIDATION OR SALE OF ASSETS

7.1                               None of the Company, Red Football Junior Limited or Manchester United Limited will, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a)                                 either:

(i)                                     the Company is the surviving corporation; or

(ii)                                  the Person formed by or surviving any such consolidation or merger (if other than the Company, Red Football Junior Limited or Manchester United Limited, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organised or existing under the laws of any member state of the European Union, Switzerland, the United States, any state of the United States or the District of Columbia;

(b)                                 the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company, Red Football Junior Limited or Manchester United Limited, as the case may be, under the Finance Documents to which the Company, Red Football Junior Limited or Manchester United Limited (as applicable) is a party pursuant to agreements reasonably satisfactory to the Agent;

(c)                                  immediately after such transaction, no Default or Event of Default exists;

(d)                                 the Company, Red Football Junior Limited or Manchester United Limited, as the case may be or the Person formed by or surviving any such consolidation or merger (if other than the Company, Red Football Junior Limited or Manchester United Limited, as the case may be), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) would be permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Clause 3.1 or (ii) the Fixed Charge Coverage Ratio would not be less than it was prior to such transaction; and

(e)                                  the Company delivers to the Agent an Officers’ Certificate and opinion of counsel, in each case, stating that such consolidation, merger or transfer and assumption of obligations under the Finance Documents comply with this Clause 7.1 covenant.

7.2                               In addition, no Obligor will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

7.3                               Paragraphs (c) and (d) of Clause 7.1 will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of any Obligor with or into any other Obligor and paragraph (d) of Clause 7.1 will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of the Issuer with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction for tax reasons.

8.                                      TRANSACTIONS WITH AFFILIATES

8.1                               The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(a)                                 the Affiliate Transaction is on terms that are no less favourable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(b)                                 the Company delivers to the Agent:

(i)                                     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Clause 8 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or, if there are no disinterested directors in respect of such Affiliate Transaction, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £20.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

8.2                               The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(a)                                 any employment agreement, collective bargaining agreement, consultant agreement, employee benefit arrangements with any employee, consultant, officer or director of the Company or any of its Restricted Subsidiaries, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(b)                                 transactions between or among the Company and/or its Restricted Subsidiaries;

(c)                                  transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(d)                                 payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(e)                                  any issuance of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Company to Affiliates of the Company;

(f)                                   Restricted Payments that do not violate the provisions described above under Clause 2 (Restricted payments);

(g)                                  Permitted Investments (other than Permitted Investments described as defined in clauses (c), (m) and (o) of the definition thereof);

(h)                                 transactions pursuant to, or contemplated by any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the Lenders than the original agreement as in effect on the Issue Date;

(i)                                     transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Finance Documents that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favourable as might reasonably have been obtained at such time from an unaffiliated Person;

(j)                                    any payments or other transactions pursuant to a tax sharing agreement between the Company and any other Person or a Restricted Subsidiary of the Company and any other Person with which the Company or any of its Restricted Subsidiaries files a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is part of a group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such tax sharing or arrangement and payment does not permit or require payments in excess of the amounts of tax that would be payable by the Company and its Restricted Subsidiaries on a stand-alone basis;

(k)                                 payment of Management Fees and the entry into any agreement related thereto, provided that:

(i)            any such agreement does not contain any material provision or term other than those related for the payment of such Management Fees and the performance of management, monitoring and advisory services by the counterparty thereto;

(ii)           any such agreement terminates immediately upon a Change of Control;

(iii)          any such agreement terminates immediately if the Restricted Subsidiary that is party to such agreement ceases to be a member of the Restricted Group; and

(iv)                              any such agreement provides that no such fee will be payable at any time at which a Default has occurred and is continuing; and

(l)                                     Permitted Transactions.

9.                                      LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

The Company will not cause or permit any of its Restricted Subsidiaries that are not Obligors, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any other Indebtedness of the Obligors unless such Restricted Subsidiary simultaneously accedes as an Additional Guarantor under (and as defined in) the Facility Agreement.  Any such Restricted Subsidiary will pledge all of its existing and future assets to secure its obligations under the Finance Documents, and the Company will cause all of the Capital Stock in such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries to be pledged to secure the obligations under the Finance Documents.

10.                               DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

10.1                        The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Clause 2 (Restricted Payments) or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

10.2                        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Clause 2 (Restricted payments).  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Finance Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) the Company will be in default of such covenant.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

11.                               LIMITATION ON ISSUER ACTIVITIES

11.1                        The Issuer will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Notes, Indebtedness under the RCF Facilities, Indebtedness under the Facility or the incurrence of other Indebtedness permitted by the terms of the Finance Documents and distributing, lending or otherwise advancing funds to the Company or any of its Restricted Subsidiaries, (ii) undertaken with the purpose of fulfilling any other obligations under the Notes, Indebtedness under the RCF Facilities, Indebtedness under the Facility, the Proceeds Loan Agreement, other Indebtedness, permitted by the terms of the Finance Documents, any Security Document to which it is a party or the Intercreditor Agreement; and (iii) other activities not specifically enumerated above that are de minimis in nature. The Issuer will not create, incur, assume or suffer to exist any Lien over any of its property or assets, or any proceeds therefrom, to secure Indebtedness, except for Liens to secure the Notes, the RCF Facilities, the Facility or other Indebtedness permitted to be incurred under the Finance Documents to the extent Liens securing such Indebtedness are permitted to be incurred under the Finance Documents.

11.2                        The Issuer will at all times remain a wholly-owned Restricted Subsidiary of Manchester United Limited.  The Issuer will not merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Issuer is the surviving corporation) or, other than in connection with the incurrence of a Permitted Collateral Lien, sell, assign, transfer, lease, convey or otherwise dispose of any material property or assets to any Person in one or more related transactions.

11.3                        Until the date on which all Commitments under (and as defined in) the Facility Agreement have been cancelled and all amounts outstanding under the Facility have been fully repaid, none of the Company nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of the Issuer.

12.                               LIMITATION ON HOLDING COMPANY ACTIVITIES

12.1                        The Company will not, at any time, own any assets or property other than cash and Cash Equivalents, the Carrington Premises, Capital Stock in Red Football Junior Limited and Manchester United Limited, assets that will be used to make a Restricted Payment (other than a Restricted Investment) permitted by Clause 2 (Restricted payments) promptly following receipt thereof by the Company and other assets that are de minimis in nature.

Red Football Junior Limited will not, at anytime, own any assets or property other than Capital Stock in Manchester United Limited and other assets that are de minimis in nature.

12.2                        In addition, neither the Company nor Red Football Junior Limited will trade, undertake any activity, carry on any business, own any assets, enter into any arrangement or incur any liability other than:

(a)                                 the ownership of shares of Manchester United Limited and, in the case of Red Football Limited, Red Football Junior Limited;

(b)                                 the provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the receipt of any amounts related thereto to the extent expressly permitted under the Intercreditor Agreement;

(c)                                  incurring Indebtedness permitted under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) (including activities reasonably incidental thereto, including performance of the terms and conditions of such Indebtedness, to the extent such activities are otherwise permissible under the Finance Documents);

(d)                                 rights and obligations arising under the Note Documents, the Intercreditor Agreement (or any additional Intercreditor Agreement entered into pursuant to the terms of the Intercreditor Agreement), the Transaction Security Documents, the RCF Facilities, any Finance Document or any other agreement existing on the Issue Date to which it is a party relating to the issue and sale of the Notes issued on the Issue Date or the application of the proceeds therefrom;

(e)                                  directly related or reasonably incidental to the establishment and/or maintenance of its corporate existence; or

(f)                                   the holding of bank accounts, the making of loans (including activities reasonably incidental thereto) permitted by the Finance Documents, the payment of Management Fees and the entry into any agreement in relation thereto described in paragraph (k) of Clause 8, in each case to the extent that such activity is permitted under the Note Indenture (in its form as at the date of the Facility Agreement).

13.                               GOVERNING LAW

13.1                        This Schedule is governed by the laws of the State of New York.

13.2                        This Schedule constitutes an integral part of the Facility Agreement and the obligations under the Facility Agreement constitute an integral part of this Schedule.

Definitions in this Schedule:

“Acquired Debt” means, with respect to any specified Person:

(a)                                 Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(b)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” has the meaning given to such term in the Note Indenture (in its form at the Issue Date).

“Affiliate” means, in relation to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, ‘‘control’’, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms controlling, controlled by and under common control with have correlative meanings.

“Agent” means the “Agent” under and as defined in the Facility Agreement.

“Asset Sale” means:

(a)                                 the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Clause 14 (Mandatory Prepayment) of the Facility Agreement and/or Clause 7 (Merger, consolidation or sale of assets) of this Schedule and not by the provisions of Clause 1 (Asset Sales) above; and

(b)                                 the issuance of Equity Interests by any Restricted Subsidiary of the Company or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value of less than £1.0 million;

(b)                                 a transfer of assets between or among the Company and its Restricted Subsidiaries;

(c)                                  an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company made in accordance with Clause 1.3 (Asset Sales);

(d)                                 the sale, lease, assignment or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of Company and its Restricted Subsidiaries taken as whole);

(e)                                  licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software in the ordinary course of business;

(f)                                   any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(g)                                  the granting of Liens not prohibited under Clause 4 (Liens);

(h)                                 the sale or other disposition of cash or Cash Equivalents;

(i)                                     a Restricted Payment that does not violate Clause 2 (Restricted payments) or a Permitted Investment;

(j)                                    the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)                                 the sale, lease, assignment, disposal or other transfer of player registrations;

(l)                                     any licence or other right of occupation that allows the beneficiary to attend one or more sporting events (including without limitation association football matches) or other events in the ordinary course of business;

(m)                             any licence or other right of use of any intellectual property or other right if entered into in connection with the commercial exploitation of such intellectual property or other rights in the ordinary course of business;

(n)                                 the monetisation of any contract or arrangement related to (l) and (m) above;

(o)                                 the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(p)                                 the sale of all or substantially all of the assets or merger or consolidation of the Issuer with or into an Affiliate solely for purposes of reincorporating the Issuer in another jurisdiction for tax reasons; provided any such transaction is consummated in accordance with the last paragraph of Clause 7.3 (Merger, consolidation or sale of assets).

“Asset Sale Offer” has the meaning given to such term in the Note Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation” below.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the US Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)                                 with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorised to act on behalf of such board;

(b)                                 with respect to a partnership, the board of directors of the general partner of the partnership;

(c)                                  with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and

(d)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in London, Luxembourg or New York or a place of payment under the Finance Documents are authorised or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalised on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)                                 in the case of a corporation, corporate stock;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carrington Premises” means the property known as the Trafford Training Centre and Academy at Carrington Manchester (title number GM785864), including any real property and fixtures related thereto but not any personal property.

“Cash Equivalents” means:

(a)                                 direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union (including any agency or instrumentality thereof) or of the United States of America (including any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, as the case may be, and which are not callable or redeemable at the Company’s option;

(b)                                 overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organised under, or authorised to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of £500 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A—“ or higher by S&P or the equivalent rating category of another internationally recognised rating agency;

(c)                                  repurchase obligations with a term of not more than 90 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any financial institution meeting the qualifications specified in paragraph (b) above;

(d)                                 commercial paper rated at the time of acquisition thereof at least P-1 by Moody’s or at least A-1 by S&P and, in each case, maturing within one year after the date of acquisition; and

(e)                                  money market funds at least 95 per cent. of the assets of which constitute Cash Equivalents of the kinds described in paragraph (a) to (d) of this definition.

“Change of Control” has the meaning given to such term in the Facility Agreement.

“Collateral” means the rights, property and assets in which a security interest has been granted to secure the obligations of the Obligors under the Finance Documents pursuant to the Transaction Security Documents.

“Company” means Red Football Limited (registration number 05370076).

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)                                 all gains (losses) realised in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain; plus

(b)                                 provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c)                                  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense were deducted in computing such Consolidated Net Income; plus

(d)                                 depreciation, amortisation (including amortisation of intangibles but excluding amortisation of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortisation of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortisation and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e)                                  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness to the extent such costs and premiums were deducted in computing such Consolidated Net Income; plus

(f)                                   any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains or losses were taken into account in computing such Consolidated Net Income; plus

(g)                                  the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; minus

(h)                                 non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                                 the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortisation of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding any non-cash interest expense on Subordinated Shareholder Funding); plus

(b)                                 the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalised during such period; plus

(c)                                  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent paid or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent such Lien is called upon; plus

(d)                                 the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries which are Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a)                                 the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such Person and the Net Income (if negative) of any Person that is not a Restricted Subsidiary will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of such Person;

(b)                                 solely for the purpose of determining the amount available for Restricted Payments under paragraph (iii)(A) of Clause 2.1 any net income (loss) of any

Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders; except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)                                  the net income (loss) arising from the sale, assignment, disposal or other transfer of player registrations will be excluded;

(d)                                 any extraordinary or exceptional gain, loss or charge or any profit or loss on Asset Sales, asset impairments or early extinguishment of Indebtedness, or any charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions will be excluded;

(e)                                  non-cash tax charges that are set off by group relief by a Company Entity will be excluded;

(f)                                   the cumulative effect of a change in accounting principles will be excluded; and

(g)                                  any intangible asset impairment charge and amortisation of player registrations and amortisation of goodwill will be excluded.

“Consolidated Senior Secured Leverage” means, as of any date of determination, the sum of the total amount of Senior Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means as of any date of determination, the ratio of (i) the Consolidated Senior Secured Leverage of the Company on such date to (ii) the Consolidated EBITDA of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (the Calculation Date), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company’s Chief Financial Officer, Chief Accounting Officer or Chief of Staff) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of calculating the Consolidated EBITDA for such period:

(a)                                 acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by the Company’s Chief Financial Officer or Chief Accounting Officer and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(b)                                 the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                                  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(d)                                 any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“continuing” has the meaning given to such term in the Facility Agreement.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(a)                                 was a member of such Board of Directors on the Issue Date; or

(b)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” has the meaning given to such term in the Facility Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require an Obligor to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the relevant Obligor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Clause 2 (Restricted payments).  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Finance Documents will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning given to such term in the Facility Agreement.

“Excess Proceeds” has the meaning given to such term in Clause 1.4.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its common equity capital or (b) the sale (other than to a Subsidiary) of Equity Interests (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate (which shall be designated no later than the date on which such Excluded Contribution has been received by the Company), the cash proceeds of which are excluded from the calculation set forth in paragraph (e)(iii)(B) of Clause 2.1.

“Excluded Subsidiary” means:

(a)                                 MUTV Limited;

(b)                                 Alderley Urban Investments Limited;

(c)                                  a Restricted Subsidiary formed solely for the purpose of holding one or more assets or properties that are to be financed, in whole or in part, with Indebtedness incurred pursuant to paragraph (d) or (n) of Clause 3.2 if the only assets and properties (other than assets that are de minimis in value) owned by such Restricted Subsidiary are financed, in whole or in part, with Indebtedness incurred pursuant to paragraphs (d) or (n) of Clause 3.2 for so long as any such Indebtedness remains outstanding and an obligation of such Restricted Subsidiary (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Restricted Subsidiary, such Restricted Subsidiary shall cease to be an Excluded Subsidiary and shall become an Additional Guarantor pursuant to (and as defined in) the Facility Agreement (to the extent it would otherwise be required to do so)); and

(d)                                 any Person that becomes a Restricted Subsidiary after the Issue Date as a result of the acquisition of such Person by a Restricted Subsidiary of the Company (other than Red Football Junior Limited) where such Person will have outstanding, following the consummation of such acquisition, Indebtedness permitted to be incurred pursuant to paragraph (l) of Clause 3.2 and such Person would be required to obtain the consent of the holders of such Indebtedness to become an Additional Guarantor or grant security pursuant to (and as defined in) the Facility Agreement, for so long as any such Indebtedness remains outstanding and an obligation of such Person (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Person, such Person shall cease to be an Excluded Subsidiary and shall become an Additional Guarantor pursuant to (and as defined in) the Finance Documents (to the extent it would otherwise be required to do so)).

“Existing Hedging Agreements” means the interest rate transactions entered into between the Company and each of J.P. Morgan Chase Bank, N.A., National Westminster Bank plc and Deutsche Bank, AG London Branch on or about the Issue Date, in each case documented under and subject to the terms of a 2002 ISDA Master Agreement (as published by the International Swaps and Derivatives Association, Inc.) and Schedule thereto, each dated on or about the Issue Date.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date after giving effect to the use of proceeds hereunder, until such amounts are repaid.

“Facility” means the facility made available under the Facility Agreement.

“Facility Agreement” means the $315,700,000 term facility agreement, to be dated on or about 20 May 2013, between, among others, the Company, Manchester United Limited, Manchester United Football Club Limited, Bank of America, N.A., as agent, and the Lenders, as amended from time to time.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Finance Documents).

“Finance Documents” has the meaning give to such term in the Facility Agreement.

“Finance Parties” has the meaning given to such term in the Facility Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company’s Chief Financial Officer, Chief Accounting Officer or Chief of Staff) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                                 acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by the Company’s Chief Financial Officer or Chief Accounting Officer and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(b)                                 the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                                  the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)                                  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)                                   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“GAAP” has the meaning given to such term in the Facility Agreement.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” has the meaning given to such term in the Facility Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)                                 interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holding Company” has the meaning given to such term in the Facility Agreement.

“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency) and as adopted by the European Union.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)                                 in respect of borrowed money;

(b)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                                  in respect of bankers’ acceptances;

(d)                                 representing Capital Lease Obligations;

(e)                                  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(f)                                   representing any Hedging Obligations;

(g)                                  representing Attributable Debt; and

(h)                                 representing liabilities under the Existing Hedging Agreements,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term

“Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of Clause 3 (Incurrence of Indebtedness and issuance of preferred stock), Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock) will not be considered incremental Indebtedness.

The term “Indebtedness” shall not include:

(a)                                 in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(b)                                 any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(c)                                  Subordinated Shareholder Funding.

“Intellectual Property” has the meaning given to such term in the Facility Agreement.

“Intercreditor Agreement” means the intercreditor agreement, dated the Issue Date, among the Security Agent, the Agent, the trustee to the Notes and the other parties named therein, as amended from time to time and as supplemented from time to time by any accession or similar agreements.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to Officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP.  If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Clause 2.3 (Restricted payments).  The acquisition by the Company or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Clause 2.3 (Restricted payments).  Except as otherwise provided in the Finance Documents, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means 29 January 2010.

“Issuer” means MU Finance plc (registration number 07088267).

“Lenders” has the meaning given to such term in the Facility Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing or similar statement under the laws of any jurisdiction.

“Management Fees” means management and administration fees, out-of-pocket expenses and other payments paid to any Related Party or any Affiliate of any Related Party provided that such fees, out-of-pocket expenses and other payments will not, in the aggregate, exceed £6.0 million per fiscal year of the Company, with unused amounts in the preceding fiscal year of the Company being carried over to next succeeding fiscal year of the Company (provided that, for the avoidance of doubt, no more than £6.0 million may be carried over in any fiscal year of the Company).

“Material Company” has the meaning given to such term in the Facility Agreement.

“MUL” means Manchester United Limited (registration number 02570509).

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(a)                                 as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(b)                                 as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Change of Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the US Exchange Act)) other than a Principal or a Related Party of a Principal;

(b)                                 the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)                                  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than a Principal and/or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50 per cent. of the Voting Stock of the Company, measured by voting power rather than number of shares;

(d)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that this clause (d) shall not apply to members of the Board of Directors nominated or re-elected by employees pursuant to co-determination and similar statutes providing for employee representatives on supervisory or similar boards; or

(e)                                  the first day on which Manchester United Limited fails to own, directly or indirectly, 100 per cent. of the Capital Stock of the Issuer.

“Note Documents” has the meaning given to such term in the Facility Agreement.

“Note Guarantee” has the meaning given to such term in the Facility Agreement.

“Note Indenture” has the meaning given to such term in the Facility Agreement.

“Notes” has the meaning given to such term in the Facility Agreement.

“Notes Offer” has the meaning given to such term in Clause 1.2(a).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” has the meaning given to such term in the Facility Agreement.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief of Staff, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Managing Director, Director or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of any Person by two Officers, one of whom must be the Chief Executive Officer or the Chief Financial Officer of such Person.

“Parent Entity” means any direct or indirect parent company or entity of the Company.

“Permitted Business” means (i) any businesses, services or activities engaged in by the Company and its Restricted Subsidiaries on the Issue Date and (ii) any other business or activity which is ancillary, reasonably related or complementary thereto.

“Permitted Collateral Liens” means:

(a)                                 Liens on the Collateral to secure the Notes (or the Note Guarantees) or any Additional Notes (or any guarantee of Additional Notes) and any Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of Permitted Refinancing Indebtedness); provided that each of the parties thereto will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement; provided further that all property and assets (including, without limitation, the Collateral) securing such Additional Notes (or any guarantee of Additional Notes) or Permitted Refinancing Indebtedness secures the Notes or the Note Guarantees on a senior or pari passu basis;

(b)                                 Liens on the Collateral to secure Indebtedness: (i) under the Finance Documents; (ii) under the RCF Facilities; (iii) permitted by paragraphs (d) and (n) of Clause 3.2; and (iv) permitted by Clause 3.1 and Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that, in each case, all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Facility and that such Indebtedness will rank behind the Facility in order of payment under Clause 14 (Application of proceeds) of the Intercreditor Agreement (and the equivalent provision of any additional Intercreditor Agreement); provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement;

(c)                                  Liens on the Collateral securing the Company’s or any Restricted Subsidiary’s obligations under (i) Hedging Obligations (other than Hedging Obligations in respect of commodity prices and only to the extent such Hedging Obligations relate to Indebtedness referred to in paragraphs (a) or (b) above and such Indebtedness is also secured by the Collateral) permitted by paragraph (h) of

Clause 3.2, and (ii) the Existing Hedging Agreements and any Permitted Refinancing Indebtedness in respect thereof (and any Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that the assets and properties securing such Indebtedness will also secure the Facility and provided further that each of the parties thereto will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement;

(d)                                 Liens on the Collateral arising by operation of law that are described in one or more of paragraphs (d), (g), (h), (i), (l), (n) and (o) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce any Lien over the Collateral; and

(e)                                  Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that in total do not exceed £5.0 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation from the Company’s or such Restricted Subsidiary’s business.

“Permitted Debt” has the meaning given to such term in Clause 3 (Incurrence of Indebtedness and issuance of preferred stock).

“Permitted Investments” means:

(a)                                 any Investment in the Company or in a Restricted Subsidiary of the Company;

(b)                                 any Investment in cash and Cash Equivalents;

(c)                                  any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(i)                                     such Person becomes a Restricted Subsidiary of the Company; or

(ii)                                  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to Section 4.10 of the Note Indenture and in compliance with the Finance Documents;

(e)                                  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f)                                   any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including settlement of delinquent obligations pursuant to any plan of reorganisation or similar arrangement upon the bankruptcy or insolvency of, or other foreclosure with respect to, any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)                                  Investments in receivables owing to the Company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business;

(h)                                 Investments represented by Hedging Obligations;

(i)                                     loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed £5.0 million at any one time outstanding;

(j)                                    repurchases of the Notes;

(k)                                 any Guarantee of Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and issuance of preferred stock);

(l)                                     any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted under the Finance Documents;

(m)                             Investments acquired after the Issue Date as a result of the acquisition by the Company or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Clause 7 (Merger, consolidation or sale of assets) after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)                                 made with the Excluded Contributions;

(o)                                 other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this paragraph (o) that are at the time outstanding not to exceed £50 million, provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary of the Company and such Person subsequently becomes a Restricted Subsidiary of the Company or is subsequently designated a Restricted Subsidiary pursuant to Clause 2 (Restricted payments), such Investment, if applicable, shall thereafter be deemed to have been made pursuant to paragraph (c) of the definition of “Permitted Investments” and not this clause.

“Permitted Liens” means:

(a)                                 Liens in favour of the Obligors;

(b)                                 Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries;

(c)                                  Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(d)                                 Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(e)                                  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by paragraph (d) of Clause 3.2 covering only the assets acquired with or financed by such Indebtedness;

(f)                                   Liens existing on the Issue Date;

(g)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(h)                                 Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(i)                                     survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j)                                    Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees) and the RCF Facilities;

(k)                                 Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Finance Documents; provided, however, that:

(i)                                     the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)                                  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(l)                                     bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(m)                             Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(n)                                 Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(o)                                 any interest or title of a lessor, licensor or sublicensee under any operating lease, license or sublicense, as applicable;

(p)                                 Liens securing Hedging Obligations;

(q)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(r)                                    Liens to secure Indebtedness permitted by paragraph (n) of Clause 3.2; and

(s)                                   Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not exceed £25.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions and expenses, including premiums, incurred in connection therewith);

(b)                                 such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)                                  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the obligations under the Finance Documents, such Permitted Refinancing Indebtedness is subordinated in right of payment to the obligations under the Finance Documents on terms at least as favourable to the Finance Parties as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)                                 such Indebtedness is incurred either by an Obligor (if the Obligor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the Restricted Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Transactions” means payment of Management Fees.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company or government or other entity.

“Principal” means Mr. Malcolm Glazer.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the U.S Securities Act or (ii) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the US Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term Public Debt (i) shall not include the Notes (or any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than 10 Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Facility, commercial bank or similar Indebtedness, Capital Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering” under the US Securities Act.

“Public Equity Offering” means a bona fide underwritten public offering of the Capital Stock (other than Disqualified Stock) of the Company or a Parent Entity, either:

(a)                                 pursuant to a flotation on the London Stock Exchange or any other nationally recognised stock exchange or listing authority in a member state of the European Union; or

(b)                                 pursuant to an effective registration statement under the US Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Relevant Equity” has the meaning given to such term in the Facility Agreement.

“Public Market” means any time after:

(a)                                 a Public Equity Offering has been consummated; and

(b)                                 at least 20 per cent. of the total issued and outstanding ordinary shares or common equity of the Company or a Parent Entity has been distributed to investors other than the Principals or any of their respective Affiliates or any other direct or indirect shareholders of the Company as of the Issue Date pursuant to one or more Public Equity Offerings.

“Related Party” means:

(a)                                 the parents or spouse of a Principal, the parents of a Principal’s spouse and any of a Principal’s, his or her spouse’s or their parents’ direct descendants; or

(b)                                 any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, members, owners or Persons beneficially holding a 50.1 per cent. or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding paragraph (a).

“Restricted Group” has the meaning given to such term in the Facility Agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiaries” means all the Company’s Subsidiaries other than the Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group.

“Schedule” means this Schedule 17 (Restrictive Covenants).

“Senior Secured Indebtedness” means, as of any date of determination, the principal amount of any Indebtedness that is secured by a Lien and Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor.

“Specified Asset” means Old Trafford Stadium and grounds and any real property related thereto.

“Stated Maturity” means, with respect to any instalment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than sterling, at any time of determination thereof by the Company or the Agent, the amount of sterling obtained by converting such currency other than sterling involved in such computation into sterling at the spot rate for the purchase of sterling with the applicable currency other than sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“Subsidiary” means, with respect to any specified Person:

(a)                                 any corporation, association or other business entity of which more than 50 per cent. of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)                                 any partnership or limited liability company of which (i) more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any direct or indirect parent of the Company or any Principal or Related Party, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)                                 does not (including upon the happening of any event) mature or require any amortisation or other payment of principal prior to the first anniversary of the Termination Date (other than through conversion or exchange of any such security or instrument for Qualified Capital Stock or for any other security or instrument meeting the requirements of the definition);

(b)                                 does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the Termination Date;

(c)                                  does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the Termination Date;

(d)                                 is not secured by a lien on any assets of the Company or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Company;

(e)                                  is subordinated in right of payment to the prior payment in full in cash of the Notes in the event of any default, bankruptcy, reorganisation, liquidation, winding up or other disposition of assets of the Company at least to the same extent as the Subordinated Liabilities (as such term is defined in the Intercreditor Agreement) are subordinated to the Facility under the Intercreditor Agreement;

(f)                                   does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or the Facility or compliance by the Company with its obligations under the Note Documents and the Finance Documents;

(g)                                  does not (including upon the happening of an event) constitute Voting Stock; and

(h)                                 is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the first anniversary of the Termination Date other than into or for Capital Stock (other than Disqualified Stock) of the Company;

provided, however, that any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an incurrence of such Indebtedness by the Company, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax).  “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Transaction Security Documents” has the meaning given to such term in the Intercreditor Agreement.

“Transaction Security” has the meaning given to such term in the Facility Agreement.

“UK Government Securities” means direct obligations of, or obligations guaranteed by, the United Kingdom, and the payment for which the United Kingdom pledges its full faith and credit.

“US Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than an Obligor or any successor to any of them) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in accordance with Clause 10(Designation of Restricted and Unrestricted Subsidiaries), but only to the extent that such Subsidiary:

(a)                                 has no Indebtedness other than Non-Recourse Debt;

(b)                                 except as permitted under Clause 8 (Transactions with Affiliates), is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favourable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c)                                  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)                                 the then outstanding principal amount of such Indebtedness.

Rules of Construction

Unless the context otherwise requires, in this Schedule:

(i)                                     a term has the meaning assigned to it;

(ii)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)                               “or” is not exclusive;

(iv)                              words in the singular include the plural, and in the plural include the singular;

(v)                                 “will” shall be interpreted to express a command;

(vi)                              provisions apply to successive events and transactions;

(vii)                           references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(viii)                        unless otherwise specified, references to Clauses will be references to Clauses in this schedule.

SIGNATURES

THE COMPANY

For and on behalf of
RED FOOTBALL LIMITED

By:	/s/ Joel Glazer

Name: Joel Glazer

Title: Director

Address: Stratton House, 5 Stratton Street, London WIJ 8LA

Fax: +44 (0) 207 484 1218

Attention: Edward Woodward

THE ORIGINAL BORROWER

For and on behalf of
MU FINANCE PLC

By:	/s/ Joel Glazer

Name: Joel Glazer

Title: Director

Address: Stratton House, 5 Stratton Street, London WIJ 8LA

Fax: +44 (0) 207 484 1218

Attention: Edward Woodward

THE ORIGINAL GUARANTORS

For and on behalf of
RED FOOTBALL LIMITED

By:	/s/ Joel Glazer

Name: Joel Glazer

Title: Director

Address: Stratton House, 5 Stratton Street, London WIJ 8LA

Fax: +44 (0) 207 484 1218

Attention: Edward Woodward

For and on behalf of
RED FOOTBALL JUNIOR LIMITED

By:	/s/ Joel Glazer

Name: Joel Glazer

Title: Director

Address: Stratton House, 5 Stratton Street, London WIJ 8LA

Fax: +44 (0) 207 484 1218

Attention: Edward Woodward

For and on behalf of
MANCHESTER UNITED LIMITED

By:	/s/ Joel Glazer

Name: Joel Glazer

Title: Director

Address: Stratton House, 5 Stratton Street, London WIJ 8LA

Fax: +44 (0) 207 484 1218

Attention: Edward Woodward

For and on behalf of
MANCHESTER UNITED FOOTBALL CLUB LIMITED

By:	/s/ Joel Glazer

Name: Joel Glazer

Title: Director

Address: Stratton House, 5 Stratton Street, London WIJ 8LA

Fax: +44 (0) 207 484 1218

Attention: Edward Woodward

For and on behalf of
MU FINANCE PLC

By:	/s/ Joel Glazer

Name: Joel Glazer

Title: Director

Address: Stratton House, 5 Stratton Street, London WIJ 8LA

Fax: +44 (0) 207 484 1218

Attention: Edward Woodward

THE AGENT

For and on behalf of
BANK OF AMERICA, N.A.

By:	/s/ Madison B. Wyche, IV

Name: Madison B. Wyche, IV

Title: Director

Address:	Hearst Tower
NC1-027-21-05
214 North Tryon Street
Charlotte, NC 28255
USA

Fax: (704) 208-2794

THE ORIGINAL LENDER

/s/ Gary Saint

For and on behalf of
BANK OF AMERICA, N.A.

Name: Gary Saint

Title: Director

Address:	5 CANADA SQUARE
LONDONG
E14 5AQ
United Kingdom